Exhibit 2.1
                                                                     -----------



                                                                  EXECUTION COPY











                             CONTRIBUTION AGREEMENT


                                 BY AND BETWEEN


                              NORTEL NETWORKS INC.


                                       AND


                            VOLT DELTA RESOURCES, LLC


                                      AS OF


                                  JUNE 11, 2004

                                TABLE OF CONTENTS

                                                                            PAGE


                                    Article I
                                   DEFINITIONS

Section 1.01.   Certain Defined Terms..........................................1

Section 1.02.   Other Defined Terms...........................................15

Section 1.03.   Terms Generally...............................................16

                                   Article II
                                  CONTRIBUTION

Section 2.01.   Contribution..................................................16

Section 2.02.   Assumption and Exclusion of Liabilities.......................17

Section 2.03.   Issuance of Shares and Membership Interests...................17

Section 2.04.   Closing.......................................................18

Section 2.05.   Closing Deliveries by Nortel Networks.........................18

Section 2.06.   Closing Deliveries by the Company.............................19

Section 2.07.   Accounting....................................................19

                                   Article III
                REPRESENTATIONS AND WARRANTIES OF NORTEL NETWORKS

Section 3.01.   Incorporation and Authority of Nortel Networks and the Nortel
                Contributing Entities........................................ 19

Section 3.02.   No Conflict...................................................20

Section 3.03.   Consents and Approvals........................................20

Section 3.04.   Financial Information; No Undisclosed Liabilities.............21

Section 3.05.   Absence of Material Adverse Effect............................21

Section 3.06.   Absence of Litigation.........................................21

Section 3.07.   Compliance with Laws..........................................21

Section 3.08.   Governmental Licenses.........................................22

Section 3.09.   The Assets....................................................22

Section 3.10.   Employee Benefit Matters......................................22

Section 3.11.   Environmental Matters.........................................24

Section 3.12.   Nortel Networks Contracts.....................................24

Section 3.13.   Brokers.......................................................25

Section 3.14.   Intellectual Property.........................................25



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                                TABLE OF CONTENTS
                                   (continued)
                                                                            PAGE

Section 3.15.   Relationships with Customers and Suppliers....................26

Section 3.16.   Inventory and Supplies........................................26

Section 3.17.   EXCLUSIVITY OF REPRESENTATIONS................................27

                                   Article IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.01.   Incorporation and Authority of the Company and the Company
                Entities......................................................27

Section 4.02.   No Conflict...................................................28

Section 4.03.   Consents and Approvals........................................28

Section 4.04.   Capitalization; Subsidiaries..................................28

Section 4.05.   Financial Information; No Undisclosed Liabilities.............29

Section 4.06.   Absence of Material Adverse Effect............................30

Section 4.07.   Absence of Litigation.........................................30

Section 4.08.   Compliance with Laws..........................................30

Section 4.09.   Governmental Licenses.........................................30

Section 4.10.   Assets........................................................30

Section 4.11.   Real Property.................................................31

Section 4.12.   Company Employee Plans........................................31

Section 4.13.   Environmental Matters.........................................34

Section 4.14.   Company Contracts.............................................34

Section 4.15.   Brokers.......................................................34

Section 4.16.   Intellectual Property.........................................34

Section 4.17.   Working Capital...............................................35

Section 4.18.   Tax Matters...................................................35

Section 4.19.   Relationships with Customers and Suppliers....................36

Section 4.20.   Revenues of the Company.......................................36

Section 4.21.   EXCLUSIVITY OF REPRESENTATIONS................................37

                                    Article V
                              ADDITIONAL AGREEMENTS

Section 5.01.   Conduct of Business Prior to the Closing......................37

Section 5.02.   Access to Information.........................................40

                                TABLE OF CONTENTS
                                   (continued)
                                                                            PAGE

Section 5.03.   Confidentiality...............................................41

Section 5.04.   Regulatory and Other Authorizations; Consents.................42

Section 5.05.   Bulk Sales....................................................42

Section 5.06.   Risk of Loss..................................................42

Section 5.07.   Certain Services and Benefits Provided by Affiliates..........42

Section 5.08.   Further Action................................................42

Section 5.09.   Ancillary Agreements..........................................43

Section 5.10.   Maintenance of Records........................................43

Section 5.11.   Obtaining Consents............................................44

Section 5.12.   Deletion of Non-Transferred Software..........................44

Section 5.13.   Equipment Leases..............................................44

Section 5.14.   Notice of Certain Events......................................45

Section 5.15.   Nortel Networks Software License..............................45

Section 5.16.   Supplementary Rights..........................................45

Section 5.17.   Certain Cash Adjustments......................................45

Section 5.18.   Certain Obligations regarding Licensed IPLA IP................45

Section 5.19.   Other Marks...................................................46

Section 5.20.   Assignment Back...............................................46

Section 5.21.   License Agreements............................................47

Section 5.22.   Company Entities..............................................47

                                   Article VI
                                EMPLOYEE MATTERS

Section 6.01.   Employee Matters..............................................47

                                   Article VII
                                   TAX MATTERS

Section 7.01.   Tax Matters...................................................48

Section 7.02.   Procedure.....................................................49

                                  Article VIII
                              CONDITIONS TO CLOSING

Section 8.01.   Conditions to Obligations of Nortel Networks..................50

Section 8.02.   Conditions to Obligations of the Company......................51

                                TABLE OF CONTENTS
                                   (continued)
                                                                            PAGE

                                   Article IX
                             TERMINATION AND WAIVER

Section 9.01.   Termination...................................................52

Section 9.02.   Effect of Termination.........................................52

Section 9.03.   Waiver........................................................52

                                    Article X
                                 INDEMNIFICATION

Section 10.01.  Indemnification by the Company................................52

Section 10.02.  Indemnification by Nortel Networks............................53

Section 10.03.  Limitations on Indemnification................................54

Section 10.04.  Notification of Claims........................................55

Section 10.05.  Exclusive Remedies............................................56

Section 10.06.  No Special Damages............................................56

                                   Article XI
                               GENERAL PROVISIONS

Section 11.01.  Survival......................................................56

Section 11.02.  Expenses......................................................57

Section 11.03.  Notices.......................................................57

Section 11.04.  Public Announcements..........................................57

Section 11.05.  Headings......................................................58

Section 11.06.  Disclosure Schedules..........................................58

Section 11.07.  Severability..................................................58

Section 11.08.  Entire Agreement..............................................58

Section 11.09.  Assignment....................................................59

Section 11.10.  No Third-Party Beneficiaries..................................59

Section 11.11.  Amendment.....................................................59

Section 11.12.  Governing Law.................................................59

Section 11.13.  Counterparts..................................................59

Section 11.14.  No Presumption................................................59

Section 11.15.  Specific Performance..........................................59

EXHIBITS

      A. Assumption Agreements

      B. Bills of Sale

      C. Members' Agreement

      D. Principles for Transferring Employees

      E. Subcontract Agreement

      F. OEM Supply Agreement No. 021896

      G. IWS/MWS Software License Agreement

      H. Relationship Agreement

      I. Employee Loan Agreement

      J. Services Agreement

      K. Transition Services Agreement

      L. Intellectual Property License Agreement

      M. Multimedia Work Station Intellectual Property License Agreement

      N. Voice Over IP Interface and IWS License Agreement

      O. Trademark License Agreement

      P. Assignments of Trademark

      Q. Assignment of Patents Agreement

      R. Nortel Networks Lab Software License Schedule

      S. Real Estate License Agreements





COMPANY DISCLOSURE SCHEDULE

NNI DISCLOSURE SCHEDULE

                             CONTRIBUTION AGREEMENT

         This CONTRIBUTION AGREEMENT is made and entered into as of June 11, 2004, by and between Volt Delta Resources, LLC, a Nevada limited liability company (the "Company"), and Nortel Networks Inc., a Delaware corporation ("Nortel Networks").

                                    RECITALS

         WHEREAS, Nortel Networks or its Affiliates and the Company or its Subsidiaries own certain properties, assets and goodwill that are primarily used or held for use in connection with their respective Directory and Operator Services businesses;

         WHEREAS, Nortel Networks and its Affiliates and the Company and its Affiliates desire to combine their respective directory and operator services businesses;

         WHEREAS, the Company desires to acquire the Assets and to assume the Assumed Liabilities in exchange for Membership Interests (each as defined below); and

         WHEREAS, the parties desire to effect the transactions described above, to make certain representations and warranties and to enter into certain agreements and undertakings with respect thereto.

         NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties, and subject to the terms and conditions contained herein, the parties hereto agree as follows:

                                    Article I
                                   DEFINITIONS

         Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "Action" means any claim, action, suit, arbitration, inquiry, audit, proceeding or investigation by or before any Governmental Authority.

         "Administrative Services Software" means any financial, human resources and corporate administrative and management information systems and Software, and general infrastructure-related systems and Software, including general Software development and design tools and databases (as distinguished from and excluding any applications or operating information systems and Software embodied in or used in the design, development, manufacture, maintenance, operation and testing of the Products).

         "Affiliate" means, with respect to any specified Person, any other Person who or that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

         "Agreement" means this Agreement, including all exhibits and schedules hereto, and all amendments hereto.

         "Ancillary Agreements" means the Assumption Agreements, the Bills of Sale, the Members' Agreement, the General Supply Agreement, the Relationship Agreement, the Subcontract Agreement, the Employee Loan Agreement, the Services Agreement, the Transition Services Agreement, the License Agreements, the Trademark Assignment, the Trademark License Agreement, the Real Estate License Agreements, the Nortel Networks Software License, the Patent Assignment and the IWS/MWS Software License Agreement.

         "Applicable Law" means, with respect to any Person, any U.S. or foreign, federal, state, provincial or local, law, statute, ordinance, regulation, rule, code, order, common law, other requirement or rule of law or stock exchange rule applicable to such Person or any of its respective properties, assets, officers, directors, employees, independent contractors, consultants or agents.

         "Assets" means all right, title and interest of Nortel Networks and the Nortel Contributing Entities in and to the following assets, properties and rights:

         (a) Transferred Equipment;

         (b) Business Information;

         (c) Employee Information;

         (d) the Transferred Intellectual Property;

         (e) the tangible embodiment of the Transferred Software (as such is embodied in or used in or for Products) (the "Tangible Software"), including user manuals, specifications, flow charts and source code therefor;

         (f) the Nortel Networks Contracts;

         (g) permits, licenses, waivers and authorizations from or with any Governmental Authority listed or described in Section 1.01(a) of the NNI Disclosure Schedule;

         (h) Business Software; and

         (i) Inventory.

         Notwithstanding the foregoing, the Assets shall not include any Excluded Assets.

         "Assumed Liabilities" means all Liabilities of Nortel Networks and the Nortel Contributing Entities in respect of the Assets or the Transferring Employees arising on or after the Effective Time (excluding any Retained Liabilities) whether or not accrued, including:

         (a) any Liability arising on or after the applicable Employment Transfer Time which relates to or arises from or in connection with the Company's employment or the employment by any of its Subsidiaries (including coverage under the Company Benefit Plans) of Transferring Employees;

         (b) any Liability arising on or after the Effective Time under the Nortel Networks Contracts (other than any Liability arising out of or relating to a breach or default of a Nortel Networks Contract that occurred prior to the Effective Time);

         (c) any Liability arising on or after the Effective Time with respect to the Transferred Intellectual Property and the Tangible Software (other than Liabilities arising from Nortel Networks' and its Affiliates' exercise of rights granted under Section 2.05 of the Intellectual Property License Agreement); and

         (d) Liabilities for, or related to any obligation for, any Tax that the Company or any Company Entity bears under Article VII of this Agreement.

         "Assumption Agreements" means the Assumption Agreements to be executed by the parties thereto on the Closing Date, substantially in the forms of Exhibit A-1, Exhibit A-2 and Exhibit A-3.

         "Bill of Sale" means the Bills of Sale and Conveyance to be executed by the parties thereto on the Closing Date, substantially in the forms of Exhibit B-1, Exhibit B-2 and Exhibit B-3.

         "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Applicable Law to be closed in New York, New York, USA or Toronto, Ontario, Canada.

         "Business Employees" means employees of Nortel Networks or a Nortel Contributing Entity listed in Section 3.10(b) of the NNI Disclosure Schedule.

         "Business Information" means copies of all books, records, files, sales and promotional literature, customer lists and other sales-related materials and documentation of Nortel Networks and the Nortel Contributing Entities available in paper or on current databases used or held for use primarily with respect to the Nortel Networks Business, including product documentation, marketing materials, brochures, training materials, records relating to the maintenance of the Assets and the development, sale, licensing, maintenance or servicing of the Products, and the tangible embodiment of the Transferred Trade Secrets, as and to the extent reasonably and readily under the control of any Business Employee, but in each case, excluding all books, records, files and documentation relating to employees of Nortel Networks or its Affiliates other than the Employee Information.

         "Business Plan" means the business plan attached as Exhibit C to the Members' Agreement.

         "Business Software" means Corporate Desktop Software, Single Use Desktop Software and Other Business Software and the Contracts therefor.

         "Canadian Company Entity" means Volt Delta Company, an unlimited liability company organized pursuant to the laws of Nova Scotia, Canada.

         "Canadian Nortel Contributing Entities" means Nortel Networks Limited, a corporation organized pursuant to the laws of Canada, and Nortel Networks Technology Corporation, a corporation organized pursuant to the laws of Canada.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company Business" means the supply of systems (hardware and software) that interface to switching systems, directory listing information and enhanced information database management services, and maintenance services, to companies and IT outsourcing.

         "Company Contract" means (i) each of the Contracts listed on Section 1.01(c) of the Company Disclosure Schedule of the Company Business, and (ii) any non-competition agreement or any other agreement or obligation that purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the Company Business, has been, is or is proposed to be conducted.

         "Company Disclosure Schedule" means the Company Disclosure Schedule delivered by the Company to Nortel Networks on the date hereof.

         "Company Entities" means the Canadian Company Entity and the Mexican Company Entity.

         "Confidential Information" means any business, marketing, technical, scientific or other information disclosed by any party which, at the time of disclosure, is designated as confidential (or like designation), is disclosed in circumstances of confidence, or would be understood by a party, exercising reasonable business judgment, to be confidential. It is understood that Confidential Information includes design documentation, implementation details, Trade Secrets, pricing and sales information, business plans, marketing plans, research plans, financial data, forecasts, computer programs, code, algorithms, inventions, know-how, recording techniques, budgets and projections, business processes and systems and customer, supplier and personnel information.

         "Contract" means any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, option, contract, subcontract, undertaking, covenant, agreement or other instrument or document.

         "Control" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term "Controlled" shall have a correlative meaning.

         "Corporate Desktop Software" means Software licensed to Nortel Networks as of the Closing Date which Software is (i) installed on personal computers forming part of the Transferred Equipment, (ii) listed or described in Section 1.01(c) of the NNI Disclosure Schedule, and (iii) licensed under one or more agreements, which, by their current terms, permit Nortel Networks to transfer to the purchaser of such computers forming part of the Transferred

Equipment the license to use such Software, while also permitting Nortel Networks to retain the license to use such Software on such other computers retained by Nortel Networks.

         "Dollar" and "$" mean lawful money of the United States.

         "Effective Time" means 12:01 a.m. Eastern Standard Time on the Closing Date.

         "Employee Information" means the employee data relating to the Transferring Employees listed or scheduled in Section 3.10(b) of the NNI Disclosure Schedule, to the extent such employee data may be disclosed or transferred consistent with Applicable Law.

         "Employee Loan Agreement" means the Employee Loan Agreement to be executed by the parties thereto on the Closing Date, substantially in the form of Exhibit I.

         "Employment Agreement" means a written employment agreement between the applicable party or one of such party's Affiliates and the applicable employee which comprehensively sets forth such employee's terms and conditions of employment in a form other than the standard form of employment offer which such party or Affiliate generally utilizes with respect to its other employees.

         "Environmental Law" means any Applicable Law currently in effect and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, including to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

         "Environmental Permit" means any permit, approval, identification number, license or other authorization required under or issued pursuant to any Environmental Law.

         "Equipment" means computer hardware (including personal and other computers), office furnishings and fixtures, and telecommunications, robotic, manufacturing, testing, design and other equipment, excluding in all cases any Intellectual Property Rights covering, embodied in or connected to any of the foregoing.

         "Equipment Leases" means those Equipment leases listed or described in
Section 1.01(e)(i) of the NNI Disclosure Schedule.

         "Excluded Assets" means:

         (a) all claims, causes of action and rights of Nortel Networks or any of its Affiliates against any third party with respect to any Retained Liabilities or any other Liabilities for which the Company is indemnified by Nortel Networks, or for which Nortel Networks or any Nortel Contributing Entity is otherwise responsible, under this Agreement (including, without limitation, rights of set-off, rights to refunds and rights of recoupment from or against any such third party);

         (b) Nortel Networks' and each Nortel Contributing Entity's minute books, stock ledgers and Tax records and any other books, records and documents of Nortel Networks or any Nortel Contributing Entity which is not Business Information;

         (c) all rights of Nortel Networks and the Nortel Contributing Entities under this Agreement, the Parent Agreement, the Ancillary Agreements and the Retained Contracts;

         (d) all rights to Tax refunds, credits or similar benefits relating to the Assets or the Nortel Networks Business allocable to Nortel Networks or the Nortel Contributing Entities under Article VII;

         (e) other than as provided in Section 5.07, any rights of the Nortel Networks Business to receive from Nortel Networks corporate overhead and shared services, including without limitation, treasury, legal, tax, human resources, risk management, finance and group purchasing plans;

         (f) all cash, cash equivalents, bank accounts, prepaid expenses, accounts receivable and other current assets of the Nortel Networks Business;

         (g) all stock or equity interests in any Person;

         (h) all rights and assets relating to or otherwise intended to fund, in whole or in part, any Liabilities or obligations under any Nortel Networks Benefit Plan;

         (i) any and all Intellectual Property Rights owned by or licensed to Nortel Networks or any Nortel Contributing Entity (and any tangible embodiments of any such property), except for the Transferred Intellectual Property, the rights to the Business Software, the rights licensed to Nortel Networks and the Nortel Contributing Entities under Third Party Licenses, the Tangible Software and the rights licensed to the Company under the License Agreements;

         (j) rights in any real property, whether owned or leased, other than the rights described in the Real Estate License Agreements;

         (k) any and all Equipment owned by or licensed to Nortel Networks or any Nortel Contributing Entity, except for the Transferred Equipment;

         (l) all Software owned by or licensed to Nortel Networks or any Nortel Contributing Entity, except for Business Software, rights to Software under the Third Party Licenses, the rights to Software licensed to the Company under the License Agreements and the Tangible Software, it being understood that, for the avoidance of doubt, the Transferred Software is not an Excluded Asset;

         (m) the Network Identifiers;

         (n) any books, records, files, documentation or data relating to employees of Nortel Networks or its Affiliates, except for Employee Information; and

         (o) any other assets set forth in Section 1.01(e)(ii) of the NNI Disclosure Schedule.

         "GAAP" means United States generally accepted accounting principles, consistently applied.

         "General Supply Agreement" means the OEM Supply Agreement No. 021896 to be executed by the parties thereto on the Closing Date, substantially in the form of Exhibit F.

         "Governmental Authority" means any U.S. or foreign, federal, state, provincial or local governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

         "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "Hazardous Materials" means any natural or artificial substance (whether in the form of solid, gas, vapor or liquid alone or in combination with any other substance), including petroleum, petroleum products, petroleum by-products or breakdown products, radioactive materials, asbestos in any form that is friable or polychlorinated biphenyls that is regulated as a pollutant, contaminant or hazardous substance, material or waste under any Environmental Law.

         "Intellectual Property License Agreement" means the Intellectual Property License Agreement to be executed by the parties thereto on the Closing Date, substantially in the form of Exhibit L.

         "Intellectual Property" or "Intellectual Property Rights" means all proprietary and intellectual property rights, in any jurisdiction, whether owned or held for use under license, including such rights in and to: (i) trademarks, service marks, brand names, distinguishing guises, trade dress, trade names, words, symbols, color schemes, business names, internet domain names and other indications of origin (collectively, "Trademarks"); (ii) patents and pending patent applications (including all provisionals, divisionals, continuations, continuations-in-part, re-examination and reissue patents), utility models, inventors' certificates and invention disclosures (collectively, "Patents");
(iii) trade secrets and other confidential or non-public business or technical information, including ideas, formulas, compositions, program devices, compilations, patterns, discoveries and improvements, know-how, show-how, manufacturing and production methods, processes and techniques, and research and development information; drawings, designs, specifications, plans, proposals and technical and system data; analytical models, investment and lending strategies and records, financial and other products; financial, marketing and business data, pricing and cost information; business and marketing plans and customer and supplier lists and information; in each case whether patentable, copyrightable or not (collectively, "Trade Secrets"); (iv) software computer programs and databases, including all object code, source code, algorithms, subroutines, specifications, data and documentation and all translations, compilations, arrangements, adaptations, and derivative works thereof, in each case whether patentable, copyrightable or not, and all documentation and embodiments thereof in all forms of media (collectively, "Software"); (v) all copyrights, including copyright registrations and applications to register copyrights, including for writings and other works of authorship, product documentation, marketing materials, brochures and training materials (collectively, "Copyrights"); (vi) mask works or integrated circuit topographies (collectively, "Mask Works"); (vii) industrial designs ("Industrial Designs"); and (viii) rights to limit the access, use or disclosure of Confidential Information by any Person; in each case including all registrations of, and applications to register, any of the foregoing with any Government Authority and any renewals or extensions thereof; the goodwill associated with each of the foregoing; and any claims or causes of action or defenses arising out of or related to any of the foregoing.

         "Inventory" means raw materials, work-in-process and finished goods, supplies, parts, spare parts and other inventory (including in transit, or consignment or in the possession of a third Person) to the extent dedicated to, embodied in or constituting products used in the Nortel Networks Business and owned by Nortel Networks or any of the Nortel Contributing Entities.

         "IRS" means the United States Internal Revenue Service.

         "IWS/MWS Software License Agreement" means the IWS/MWS Software License Agreement to be executed by the parties thereto on the Closing Date, substantially in the form of Exhibit G.

         "Knowledge of the Company" or "Company's knowledge" means the actual knowledge of any of the individuals listed in Section 1.01(k) of the Company Disclosure Schedule, in each case without specific investigation or inquiry by such person; provided that, with respect to any such Person that is an attorney, such knowledge shall not be deemed to include any information that is covered by the attorney-client privilege.

         "Knowledge of Nortel Networks" or "Nortel Networks' knowledge" means the actual knowledge of any of the individuals listed in Section 1.01(k) of the NNI Disclosure Schedule, in each case without specific investigation or inquiry by such person; provided that, with respect to any such Person that is an attorney, such knowledge shall not be deemed to include any information that is covered by the attorney-client privilege.

         "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or undeterminable, including those arising under any Applicable Law, Action or Governmental Order and those arising under any Contract.

         "License" means any license, permit, certification, qualification or franchise issued by any Governmental Authority.

         "License Agreements" means the Intellectual Property License Agreement, the MWS License Agreement and the VoIP License Agreement.

         "Licensed Intellectual Property" means the Intellectual Property Rights licensed to the Company under the License Agreements.

         "Licensed IPLA IP" means the Intellectual Property Rights licensed under the Intellectual Property License Agreement.



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

         "Lien" shall mean any mortgage, deed or trust, pledge, hypothecation, security interest, encumbrance, claim, lien, lease or charge of any kind.

         "Material Adverse Effect" means, with respect to the Nortel Networks Business or any Person, as applicable, any effect that is, or would reasonably be expected to be, material and adverse to the business, results of operations or the financial condition of the Nortel Networks Business or such Person and its Subsidiaries taken as a whole, as applicable, but shall not include any effect relating to (i) changes after the date hereof in laws, regulations or interpretations thereof by any applicable Governmental Authorities that affect in general the Nortel Networks Business or the businesses in which such Person and its Subsidiaries are engaged, as applicable, (ii) this Agreement, the Parent Agreement, the Ancillary Agreements and the transactions, or any announcement of the transactions, contemplated hereby and thereby, (iii) actions or omissions of a party to this Agreement taken with the prior express written consent of the other parties to this Agreement, and (iv) changes in general economic conditions, or the occurrence of other events or developments affecting generally the industries in which the Nortel Networks Business is conducted or such Person and its Subsidiaries conduct their businesses, as applicable, except, in the case of the foregoing clauses (i) and (iv), to the extent that such changes, events or developments have an adverse effect on the financial condition, business or results of operations of the Nortel Networks Business or such Person and its Subsidiaries taken as a whole, as applicable, that is materially greater than the adverse effect on comparable entities.

         "Members' Agreement" means the Members' Agreement to be executed by the parties thereto on the Closing Date, substantially in the form of Exhibit C, including all Exhibits thereto.

         "Membership Interests" means the limited liability company interests, including any ownership interests representing the right to vote or share in the profits or losses, of the Company.

         "Mexican Company Entity" means Volt Delta Resources of Mexico, S. de R.L. de C.V. , a company organized pursuant to the laws of Mexico.

         "Mexican Nortel Contributing Entity" means Nortel Networks de Mexico S.A. de C.V., a corporation organized pursuant to the laws of Mexico.

         "MWS License Agreement" means the Multimedia Work Station Intellectual Property License Agreement to be executed by the parties thereto on the Closing Date, substantially in the form of Exhibit M.

         "Network Identifiers" means all internet protocol addresses and networks used in the Nortel Networks Business, including, DNS domain names, e-mail addresses, world wide web (www) and http addresses, network names, network addresses and services (such as mail or website) whether or not used or currently in service, and including, without limitation, all registrations relating thereto in or with all registration bodies or organizations.

         "NNI Disclosure Schedule" means the NNI Disclosure Schedule delivered by Nortel Networks to the Company on the date hereof.

         "Nortel Networks Business" means the supply of systems (hardware and software), as well as support, maintenance and associated professional services, for directory-and-operator-services applications and platform operator workstation-executable solutions from a database via operator positions or automation systems. For avoidance of doubt, the Nortel Networks Business does not include on-switch functions of a Traffic Operator Position System switching system, including, but not limited to, automatic call distribution ("ACD") functionality, call control, queuing, agent and automation resource management, signaling, protocols, and third-party billing.

         "Nortel Networks Contracts" means (i) the Third Party Licenses, Equipment Leases, rights under sales and purchase orders, and each of the other Contracts and offers, bids, proposals and quotes listed on Section 1.01(n) of the NNI Disclosure Schedule, and (ii) any non-competition agreement or any other agreement or obligation that purports to limit in any respect the manner in which, or the localities in which, all or any portion of the Nortel Networks Business, has been or is currently being conducted.

         "Nortel Contributing Entities" means the Canadian Nortel Contributing Entities, the Mexican Nortel Contributing Entity and the Other Nortel Contributing Entities.

         "Nortel Networks Lab Software License" means the Nortel Networks Lab Software License Schedule in the form of Exhibit R.

         "Other Business Software" means Software licensed to Nortel Networks as of the Closing Date, which Software is (i) used exclusively in the Nortel Networks Business as of the Closing Date, (ii) listed or described in Section 1.01(o)(i) of the NNI Disclosure Schedule and (iii) licensed under one or more agreements, which, by their current terms, permit Nortel Networks to assign a portion of such Software to the purchaser of the Nortel Networks Business, while also permitting Nortel Networks to retain the license to the balance of such Software.

         "Other Marks" means the Trademarks or other terms listed in Section 1.01(o)(ii) of the NNI Disclosure Schedule.

         "Other Nortel Contributing Entities" means Nortel Networks (Ireland) Limited, a corporation organized pursuant to the laws of Ireland, and Nortel Networks (CALA) Inc., a Florida corporation.

         "Parent Agreement" means the Parent Agreement executed by VIS and Nortel Networks as of the date hereof.

         "Patent Assignment" means the Assignment of Patents Agreement to be executed by the parties thereto on the Closing Date, substantially in the form of Exhibit Q.

         "Patent Cross Licenses" means the reciprocal patent and patent rights cross licenses between Nortel Networks or any of its Affiliates, on the one hand and third Persons on the other hand.

         "Permitted Encumbrance" means any restrictions, limitations or conditions contained in (a) the Nortel Networks Contracts or Contracts for any Business Software or (b) non-exclusive licenses granted (i) under Patent Cross Licenses or (ii) to third Persons (other than to those Persons listed in Section 1.01(p)(i) of the NNI Disclosure Schedule, but subject to the exceptions set forth on such Schedule) in the ordinary course of business under Transferred Intellectual Property that do not materially restrict Nortel Networks or the Nortel Contributing Entities from using the Transferred Intellectual Property; it being understood that, in each case, such encumbrances are not security interests.

         "Permitted Liens" means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies not yet due or that are being contested in good faith; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law, in each case, for amounts not yet due; (c) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security; (d) minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the Nortel Networks Business or the Company Business, as applicable; and (e) Liens incurred in the ordinary course of business securing Liabilities that are not, individually or in the aggregate, material.

         "Person" means any natural person, general or limited partnership, corporation, limited liability company, firm, association or other legal entity.

         "Product Component" means a component of a Product sold by or on behalf of the Company, which component (a) was manufactured by or on behalf of the Company after the Closing Date, (b) is identical in all material respects to a component used within a Product sold or distributed by Nortel Networks or a Nortel Contributing Entity prior to the Closing Date, and (c) is used within the Product sold by or on behalf of the Company in a manner identical in all material respects to the manner in which such component was used within the Product by Nortel Networks or a Nortel Contributing Entity prior to the Closing Date.

         "Products" means the products of the Nortel Networks Business listed in
Section 1.01(p)(ii) of the NNI Disclosure Schedule, including all versions, releases and modules thereof reasonably available at a Nortel Networks facility or installed at any of the Nortel Networks Business' customers' facilities.

         "Real Estate License Agreements" means the Real Estate License Agreements to be executed by the parties thereto on the Closing Date, substantially in the form of Exhibit S-1 and Exhibit S-2.

         "Relationship Agreement" means the Relationship Agreement to be executed by the parties thereto on the Closing Date, substantially in the form of Exhibit H.

         "Retained Contracts" means all Contracts of Nortel Networks and the Nortel Contributing Entities that are not included among the Nortel Networks Contracts.

         "Retained Liabilities" means all Liabilities of Nortel Networks and the Nortel Contributing Entities other than the Assumed Liabilities, including:

         (a) all Liabilities arising or which by their terms are to be observed, paid, discharged or performed prior to the Effective Time with respect to the Nortel Networks Contracts;

         (b) all Liabilities of Nortel Networks and its Affiliates under this Agreement, the Parent Agreement, the Ancillary Agreements or the Retained Contracts;

         (c) except as otherwise set forth in Section 6.01(a) or (b), Exhibit D or the Employee Loan Agreement and where Liabilities arise from the failure of the Company or any of its Subsidiaries to satisfy its obligations under Section 6.01(a) or (b), Exhibit D or the Employee Loan Agreement, all Liabilities relating to or arising from or in connection with (i) the Nortel Networks Benefit Plans or any other similar plans, programs, arrangements or policies that are maintained, contributed to or required to be contributed to by Nortel Networks or any other Person that, together with Nortel Networks, is treated as a single employer under Section 414(b), (c) or (m) of the Code; (ii) Nortel Networks or any Nortel Contributing Entity's employment (including coverage under the Nortel Networks Benefit Plans) of the Transferring Employees that arise or accrue prior to such Transferring Employees' Employment Transfer Time; and (iii) Nortel Networks or any Nortel Contributing Entity's employment of any Business Employee who does not become a Transferring Employee pursuant to this Agreement;

         (d) Liabilities for, or related to any obligation for, any Tax that Nortel Networks or any Nortel Contributing Entity bears under Article VII of this Agreement;

         (e) Liabilities of Nortel Networks, the Nortel Contributing Entities and their Affiliates relating to indebtedness for borrowed money, accounts payable, accrued liabilities and guarantees by Nortel Networks or the Nortel Contributing Entities and their Affiliates of indebtedness for borrowed money;

         (f) all Liabilities arising or resulting from any act, circumstance, event or omission that occurred prior to the Effective Time with respect to the Nortel Networks Business, including (i) with respect to the ownership and operation of the Assets and any Liabilities arising under Environmental Law with respect to any of the facilities utilized for the conduct of the Nortel Networks Business (excluding any increases in any Liabilities arising under Environmental Law resulting from any event occurring, or circumstance arising, after the Closing Date, including any change in Applicable Law or the enforcement thereof, or from any action or omission of any Person other than Nortel Networks or its Subsidiaries; and (ii) in respect of any claims of customers of the Nortel Networks Business or other third parties against the Company, Nortel Networks or the Nortel Contributing Entities, including those resulting in an Action, whether asserted prior to or after the Effective Time, with respect to any Product that was installed prior to the Effective Time, and not modified by any Person other than Nortel Networks and its Subsidiaries (provided that such limitation shall not apply if a modification was made that did not in any way form the basis for such claim), and whether such Product was used or operated prior to or after the Effective Time; provided that any Liability resulting from the misuse of any such Product or any act or omission of any Person other than Nortel Networks and its Subsidiaries on or after the Effective Time relating to such Product shall not be a Retained Liability);

         (g) all Liabilities arising out of the operation or conduct by Nortel Networks or any of its Affiliates of any business other than the Nortel Networks Business;

         (h) Liabilities (other than with respect to Taxes which shall be allocated pursuant to Article VII), if and to the extent payable, arising prior to the Effective Time in respect of Permitted Liens and Permitted Encumbrances on the Assets; and

         (i) Liabilities to the extent relating to, or arising out of, any Excluded Asset, or to the extent arising out of the distribution to, or ownership by, Nortel Networks or any of its Affiliates of the Excluded Assets or the realization of the benefits of any Excluded Asset.

         "Services Agreement" means the Services Agreement to be executed by VIS and the Company on the Closing Date, substantially in the form of Exhibit J.

         "Shares Purchase Agreements" means the Shares Purchase Agreement among the Canadian Nortel Contributing Entities and Nortel Networks and the Shares Purchase Agreement between the Mexican Nortel Contributing Entity and Nortel Networks, in each case to be executed by the parties thereto on the Closing Date.

         "Single Use Desktop Software" means Software licensed to Nortel Networks as of the Closing Date that is (i) licensed under a freely transferable, shrink-wrap or click-wrap license agreement for use on a single computer that is installed on personal computers forming part of the Transferred Equipment, and (ii) listed or described in Section 1.01(s) of the NNI Disclosure Schedule.

         "Subcontract Agreement" means the Subcontract Agreement to be executed by the parties thereto on the Closing Date, substantially in the form of Exhibit E.

         "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such entity or (b) the interest in the capital or profits of such entity is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

         "Tax" or "Taxes" means any and all taxes, charges, fees, levies, imposts, duties or other assessments of any kind whatsoever, imposed by or payable to any federal, state, provincial, local, or foreign Tax authority, including, without limitation, any gross income, net income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use service, customs, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, occupancy, transfer and gains taxes, together with any interest and any penalties or additions to tax.

         "Tax Returns" means all returns, reports (including, without limitation, elections, declarations, disclosures, schedules, estimates and information returns) and other information required to be supplied to a Tax authority relating to Taxes.

         "Third Party Licenses" means those licenses from third parties for Software contained in the Products that are listed in Section 1.01(t)(i) of the NNI Disclosure Schedule.

         "Trademark Assignment" means the Assignments of Trademark to be executed by the parties thereto on the Closing Date, substantially in the form of Exhibit P.

         "Trademark License Agreement" means the Trademark License Agreement to be executed by the parties thereto on the Closing Date, substantially in the form of Exhibit O.

         "Transfer Taxes" mean all goods and services, sales, use, land transfer, gross receipt, documentary, value-added, stamp duties and all other similar taxes, duties, registration charges or other like charges together with any interest, penalties, additions to tax, or additional amounts imposed with respect thereto.

         "Transferred Copyrights" means those registered and unregistered copyrights, and copyright registrations included within Intellectual Property Rights that are (i) owned by Nortel Networks or the Nortel Contributing Entities as of the Closing Date and (ii) used exclusively in the Nortel Networks Business as of the Closing Date in (x) the Transferred Software and (y) any Software, databases, documents or other materials that are listed in Section 1.01(t)(ii) of the NNI Disclosure Schedule.

         "Transferred Equipment" means the furniture, fixtures, machinery and other tangible personal property listed in Section 1.01(t)(iii) of the NNI Disclosure Schedule.

         "Transferred Intellectual Property" means (i) the Transferred Trademarks; (ii) the Transferred Copyrights; (iii) the Transferred Trade Secrets; (iv) the Transferred Software; and (v) the Transferred Patents.

         "Transferred Patents" means the Patents included within Intellectual Property Rights that are (i) owned by Nortel Networks or the Nortel Contributing Entities as of the Closing Date and (ii) listed in Section 1.01(t)(iv) of the NNI Disclosure Schedule.

         "Transferred Software" means all Intellectual Property Rights in that certain Software that is (i) owned by Nortel Networks or the Nortel Contributing Entities as of the Closing Date and (ii) used exclusively in the design, development, manufacture, maintenance, operation and testing of the Products as of the Closing Date, including the Software listed in Section 1.01(t)(v) of the NNI Disclosure Schedule.

         "Transferred Trade Secrets" means all Trade Secrets included within Intellectual Property Rights that are (i) owned by Nortel Networks or the Nortel Contributing Entities as of the Closing Date and (ii) used exclusively in the design, development, manufacture, maintenance, operation and testing of the Products as of the Closing Date, including any such Confidential Information and Trade Secrets embodied in the Transferred Software.

         "Transferred Trademarks" means all registered Trademarks included within Intellectual Property Rights that are (i) owned by Nortel Networks or the Nortel Contributing Entities as of the Closing Date, (ii) used exclusively in the Nortel Networks Business as of the

Closing Date and (iii) listed in Section 1.01(t)(vi) of the NNI Disclosure Schedule, solely in the jurisdictions listed in such Section.

         "Transition Services Agreement" means the Transition Services Agreement to be executed by Nortel Networks and the Company on the Closing Date, substantially in the form of Exhibit K.

         "VoIP License Agreement" means the Voice Over IP Interface and IWS License Agreement to be executed by the parties thereto on the Closing Date, substantially in the form of Exhibit N.

         "VIS" means Volt Information Sciences, Inc., a New York corporation.

         Section 1.02. Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

              TERM                                               SECTION
              ----                                               -------
              ACD                                                1.01
              Assigned Back IP                                   5.20
              Canadian Shares                                    2.03(a)
              Cash Adjustment                                    5.17
              Closing                                            2.04
              Closing Date                                       2.04
              Company                                            Preamble
              Company Commonly Controlled Entity                 4.12(a)
              Company Benefit Plans                              4.12(a)
              Company Entity Shares                              2.03(b)
              Company Financial Statements                       4.05(a)
              Company Indemnified Parties                        10.02
              Company Leased Real Property                       4.11(a)
              Company Owned Real Property                        4.11(b)
              Company Pension Plan                               4.12(a)
              Contribution Interests                             2.03(d)
              Copyrights                                         1.01
              Disclosing Party                                   5.03(a)
              Employment Transfer Time                           Exhibit D
              ERISA                                              3.10(a)
              Exhibit D                                          6.01(a)
              Financial Statements                               3.04(a)
              Holdings                                           4.04(a)
              Indemnified Party                                  10.04(a)
              Indemnifying Party                                 10.04(a)
              Industrial Designs                                 1.01
              Leave Employee                                     3.10(b)
              Losses                                             10.01(a)
              Mask Works                                         1.01
              Mexican Shares                                     2.03(b)
              Nortel Networks                                    Preamble
              Nortel Networks Benefit Plans                      3.10(a)
              Nortel Indemnified Parties                         10.01(a)

              Nortel Networks Critical Employee                  Exhibit D
              Nortel Networks Key Employee                       3.10(e)
              Nuco                                               4.04(a)
              Patents                                            1.01
              Pension Plan                                       3.10(a)
              Purchase Price                                     2.03(e)
              Recipient Party                                    5.03(a)
              Representative                                     5.03(a)
              Software                                           1.01
              Straddle Period                                    7.01(d)
              Tangible Software                                  1.01
              Termination Date                                   9.01(b)
              Trademarks                                         1.01
              Trade Secrets                                      1.01
              Transferred Contracts                              5.11(b)
              Transferring Employees                             Exhibit D
              Working Capital                                    4.17


         Section 1.03. Terms Generally. (a) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other genders as the context requires, (b) the term "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified and (c) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified.

                                   Article II

                                  CONTRIBUTION

         Section 2.01. Contribution. (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Nortel Networks shall cause the Canadian Nortel Contributing Entities to sell, convey, assign, transfer and deliver to the Canadian Company Entity, and the Company shall cause the Canadian Company Entity to purchase, acquire and accept from the Canadian Nortel Contributing Entities, all of the Canadian Nortel Contributing Entities' right, title and interest in and to the Assets, free and clear of Liens other than Permitted Liens and Liens created by or through the Canadian Company Entity; provided, however, that the Canadian Company Entity is not acquiring any interest in, under or to, and for all purposes hereunder the term "Assets" shall not be deemed to include, the Excluded Assets.

         (b) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Nortel Networks shall cause the Mexican Nortel Contributing Entity to sell, convey, assign, transfer and deliver to the Mexican Company Entity, and the Company shall cause the Mexican Company Entity to purchase, acquire and accept from the Mexican Nortel Contributing Entity, all of the Mexican Nortel Contributing Entity's right, title and interest in and to the Assets, free and clear of Liens other than Permitted Liens and Liens created by or through the

Mexican Company Entity; provided, however, that the Mexican Company Entity is not acquiring any interest in, under or to, and for all purposes hereunder the term "Assets" shall not be deemed to include, the Excluded Assets.

         (c) On the terms and subject to the conditions set forth in this Agreement, at the Closing immediately following the transfers of Assets set forth in Sections 2.01(a) and (b) and the transfer of the Company Entity Shares set forth in Section 2.03(c), Nortel Networks shall, and shall cause the Other Nortel Contributing Entities to, sell, convey, assign, transfer and deliver to the Company, and the Company shall, and the Company shall purchase, acquire and accept from Nortel Networks and the Other Nortel Contributing Entities, all of Nortel Networks' and the Other Nortel Contributing Entities' right, title and interest in and to the Assets and the Company Entity Shares owned by Nortel Networks, free and clear of Liens other than Permitted Liens and Liens created by or through the Company; provided, however, that the Company is not acquiring any interest in, under or to, and for all purposes hereunder the term "Assets" shall not be deemed to include, the Excluded Assets.

         Section 2.02. Assumption and Exclusion of Liabilities. (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall, and the Company shall cause each of the Company Entities to, assume, and shall become obligated to pay, perform and discharge when due, all of the Assumed Liabilities.

         (b) Nortel Networks and the Nortel Contributing Entities shall retain, and shall be responsible for paying, performing and discharging when due, and the Company shall not assume or have any responsibility for, the Retained Liabilities.

         Section 2.03. Issuance of Shares and Membership Interests. (a) At the Closing concurrently with the transfer of Assets set forth in Section 2.01(a), the Company shall cause the Canadian Company Entity to issue to the Canadian Nortel Contributing Entities, and the Canadian Nortel Contributing Entities shall receive on their own behalf, 99,999 shares of common stock, without par value, of the Canadian Company Entity (the "Canadian Shares") in exchange for the contribution of the Assets.

         (b) At the Closing concurrently with the transfer of Assets set forth in Section 2.01(b), the Company shall cause the Mexican Company Entity to issue to the Mexican Nortel Contributing Entity, and the Mexican Nortel Contributing Entity shall receive on its own behalf, 99% of the outstanding equity of the Mexican Company Entity (the "Mexican Shares" and together with the Canadian Shares, the "Company Entity Shares") in exchange for the contribution of the Assets.

         (c) Pursuant to the terms and conditions of the Shares Purchase Agreements, at the Closing immediately following the issuances of Company Entity Shares set forth in Sections 2.03(a) and (b) the Canadian Nortel Contributing Entities and the Mexican Contributing Entity shall transfer the Canadian Shares and the Mexican Shares, respectively, to Nortel Networks in exchange for the cash consideration set forth in the Shares Purchase Agreements.

         (d) At the Closing immediately following the transfers set forth in Sections 2.01(a) and (b) and Section 2.03(c), the Company shall issue to Nortel Networks, and

Nortel Networks shall receive on its own behalf and on behalf of the Other Nortel Contributing Entities, a number of Membership Interests (the "Contribution Interests") representing twenty four percent (24%) of all Membership Interests, on a fully-diluted basis, outstanding immediately following the Closing in exchange for the contribution of the Assets and the Company Entity Shares.

         (e) The value of the Contribution Interests plus the amount of Assumed Liabilities to the extent accrued for Tax purposes as of the Closing Date (the "Purchase Price") shall be allocated among the Assets and the Intellectual Property Rights licensed under the Intellectual Property License Agreement and the MWS License Agreement in the statutory jurisdictions in which the Assets or such Intellectual Property Rights, as applicable, reside as of the Closing Date in accordance with Section 2.03(e) of the NNI Disclosure Schedule. The gross fair market value of the assets of the Company shall be allocated among such assets as of the Closing Date in accordance with Section 2.03(e) of the Company Disclosure Schedule. Such allocations shall be based upon a valuation for the Company's assets (post-transaction) as determined by one or more mutually agreed upon Persons. If the parties can reach agreement on one Person, then the payment of the expenses incurred for such valuation shall be shared equally by the parties. Otherwise, the parties shall each pay the expenses incurred for such valuation by the Person retained by that party. The Company and Nortel Networks shall each use their reasonable best efforts to cause such Person(s) to complete such valuation by August 23, 2004, and the Company and Nortel Networks shall use their reasonable best efforts to agree on such allocations promptly thereafter. The Company and Nortel Networks shall each (and Nortel Networks shall cause each Nortel Contributing Entity to, and the Company shall cause each Company Entity
to) report the federal, state, provincial and local income and other tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation. Except as otherwise required by law, neither the Company nor Nortel Networks shall (and Nortel Networks shall cause its Affiliates not to, and the Company shall cause its Affiliates not to) take a position inconsistent with such allocations on any Tax Return, before any governmental agency charged with the collection of any income tax or in any proceeding relating thereto. Each of Nortel Networks and the Company shall cooperate with the other in preparing relevant IRS forms and any equivalent statements for filing consistent with such allocations within a reasonable period before their filing due dates.

         Section 2.04. Closing. Subject to the terms and conditions of this Agreement, the transactions contemplated by this Article II shall take place at a closing (the "Closing") to be held at 10:00 a.m., New York City time, on August 2, 2004, or if the conditions to the obligations of the parties set forth in Article VIII have not been satisfied by such date, as soon as practicable after such conditions shall have been satisfied, at the offices of Cleary, Gottlieb, Steen & Hamilton located at One Liberty Plaza, New York, NY 10006, or at such other time or on such other date or at such other place as Nortel Networks and the Company may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

         Section 2.05. Closing Deliveries by Nortel Networks. At the Closing, Nortel Networks shall deliver or cause to be delivered to the Company:

         (a) an executed counterpart of each of the Ancillary Agreements to which it or any Nortel Contributing Entity is a party;

         (b) certificates representing the Company Entity Shares, duly endorsed in blank or with duly executed stock powers attached in proper form for transfer in accordance with Section 2.01(c); and

         (c) any documents required pursuant to Section 5.08 or Section 5.11.

         Section 2.06. Closing Deliveries by the Company. (a) At the Closing, the Company shall deliver or cause to be delivered to Nortel Networks:

            (i) certificates representing the Membership Interests in accordance with Section 2.03(d);

            (ii) an executed counterpart of each of the Ancillary Agreements to which it, VIS or any Company Entity is a party;

            (iii) A statement in the form described in Treasury Regulations section 1.1445-11T(d)(2), signed under penalties of perjury by a duly authorized officer of VIS, certifying that fifty percent (50%) or more of the gross assets of the Company do not consist of U.S. real property interests, or that ninety percent (90%) of the value of the gross assets of the Company do not consist of U.S. real property interests plus cash or cash equivalents; and

            (iv) any documents required pursuant to Section 5.08.

         (b) At the Closing, the Company shall cause to be delivered to the Canadian Nortel Contributing Entities and the Mexican Nortel Contributing Entity certificates representing the Company Entity Shares, duly endorsed in blank or with duly executed stock powers attached in proper form for transfer in accordance with Sections 2.03(a) and (b).

         Section 2.07. Accounting. To the extent that after the Closing (a) the Company receives any payment that is for the account of Nortel Networks according to the terms of this Agreement, the Company shall promptly deliver such amount to Nortel Networks, and (b) Nortel Networks receives any payment that is for the account of the Company according to the terms of this Agreement, Nortel Networks shall promptly deliver such amount to the Company.

                                   Article III

                REPRESENTATIONS AND WARRANTIES OF NORTEL NETWORKS

         Except as otherwise set forth in the NNI Disclosure Schedule and except for matters relating to Excluded Assets or Retained Liabilities, Nortel Networks represents and warrants to the Company as follows:

         Section 3.01. Incorporation and Authority of Nortel Networks and the Nortel Contributing Entities. Each of Nortel Networks and the Nortel Contributing Entities is a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted, to enter into this Agreement, the Parent Agreement and the Ancillary Agreements to which it is or will be a signatory, to carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Nortel Networks and each of the Nortel Contributing Entities is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the nature of either the ownership or use of the Assets or the conduct of the Nortel Networks Business requires such qualification. The execution, delivery and performance by each of Nortel Networks and the Nortel Contributing Entities of this Agreement, the Parent Agreement and each Ancillary Agreement to which it is or will be a signatory have been duly authorized by all requisite corporate action on the part of Nortel Networks or such Nortel Contributing Entity, as the case may be. This Agreement is, and upon execution the Parent Agreement and each Ancillary Agreement to which it is or will be a signatory will be, duly executed and delivered by Nortel Networks or the Nortel Contributing Entities, and (assuming due authorization, execution and delivery by VIS, the Company or the Company Entities that are signatories thereto) this Agreement constitutes, and upon execution the Parent Agreement and the Ancillary Agreements to which it is a signatory will constitute, legal, valid and binding obligations of Nortel Networks or the Nortel Contributing Entities that are signatories thereto, enforceable against Nortel Networks or such Nortel Contributing Entities in accordance with their terms, except as such enforcement may be limited by applicable anti-trust, bankruptcy, insolvency, reorganization and similar laws affecting generally the enforcement of the rights of contracting parties and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies, and further subject to the Currency Act (Canada) precluding a court in Canada from awarding a judgment for an amount expressed in a currency other than Canadian dollars.

         Section 3.02. No Conflict. The execution, delivery and performance of this Agreement by Nortel Networks and the execution, delivery and performance of the Parent Agreement and the Ancillary Agreements by Nortel Networks and/or the Nortel Contributing Entities that are a party thereto and the consummation by Nortel Networks and the Nortel Contributing Entities of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with the articles, other constituent documents or By-laws of Nortel Networks or any Nortel Contributing Entity; (b) conflict with or violate any Applicable Law or Governmental Order applicable to Nortel Networks or any Nortel Contributing Entity (assuming the satisfaction of the condition in Section 8.01(b)); (c) result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any material rights of termination, purchase, amendment, acceleration or cancellation of any material Contract to which Nortel Networks or any Nortel Contributing Entity is a party; or (d) result in the imposition or creation of any Lien (other than a Permitted Lien) upon any of the Assets.

         Section 3.03. Consents and Approvals. The execution and delivery of this Agreement by Nortel Networks and the execution and delivery of the Parent Agreement and the Ancillary Agreements by Nortel Networks and/or the Nortel Contributing Entities that are a party thereto, do not, and the performance of this Agreement by Nortel Networks, the performance of the Parent Agreement and the Ancillary Agreements by Nortel Networks and/or the Nortel Contributing Entities that are a party thereto and the consummation by Nortel Networks and the Nortel Contributing Entities of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority.

         Section 3.04. Financial Information; No Undisclosed Liabilities. (a)
Section 3.04 of the NNI Disclosure Schedule sets forth the unaudited management statements of the Nortel Networks Business, including a statement of assets and liabilities as of December 31, 2003, and as of March 31, 2004 and a statement of operations and a statement of cash flows, each for the year ended December 31, 2003 and for the three-month period ended March 31, 2004 (collectively, the "Financial Statements"). Except as shown or provided for in the Financial Statements or as otherwise described in Section 3.04 of the NNI Disclosure Schedule, such Financial Statements (i) have been prepared in accordance with the accounting principles and books and records of Nortel Networks; (ii) are prepared in accordance with U.S. GAAP applied consistently with past practice; and (iii) present fairly, in all material respects, the financial position or results of operations, as the case may be, for the Nortel Networks Business as of the date or for the period indicated.

         (b) The Nortel Networks Business has no material Liabilities that have not been expressly disclosed or otherwise expressly described in any Section of the NNI Disclosure Schedule.

         Section 3.05. Absence of Material Adverse Effect. Since December 31, 2003 to the date of this Agreement, except (i) for transfers of assets that would not constitute the Assets if they had not been transferred or (ii) to the extent relating to actions taken pursuant to the transactions contemplated by this Agreement, (a) there has not been any Material Adverse Effect on the Nortel Networks Business; (b) the Nortel Networks Business has been conducted in the ordinary course and consistent with past practice; and (c) except in the ordinary course of business, there has not been any sale, assignment, transfer or other disposition of or license of any tangible or intangible assets used exclusively in the design, development, manufacture, maintenance, operation and testing of the Products.

         Section 3.06. Absence of Litigation. (a) There are no Actions pending or, to the Knowledge of Nortel Networks, threatened, against the Nortel Networks Business or any of the Assets or that challenge or may have the effect of preventing, denying, making illegal or otherwise interfering with the transactions contemplated hereby. There are no Tax Actions pending that if successful would result in a Lien on the Assets, other than Permitted Liens.

         (b) Neither Nortel Networks nor any Nortel Contributing Entity has received any written notice during the two (2) years prior to the date hereof of material Actions seeking to restrict or limit the work of, or disclosure of information by, current or former employees of Nortel Networks or the Nortel Contributing Entities with respect to the Transferred Intellectual Property or Licensed IPLA IP.

         Section 3.07. Compliance with Laws. Neither Nortel Networks nor any Nortel Contributing Entity has received any written notice that it is, and to the Knowledge of Nortel Networks neither Nortel Networks nor any Nortel Contributing Entity is, in material violation of any Applicable Law or Governmental Order applicable to the Nortel Networks Business or any Asset.

         Section 3.08. Governmental Licenses. Neither Nortel Networks nor any Nortel Contributing Entity has received any written notice that it fails to hold any, and to the Knowledge of Nortel Networks, each of Nortel Networks and the Nortel Contributing Entities holds all, material Licenses necessary for the operation of the Nortel Networks Business as currently operated, and to the Knowledge of Nortel Networks, each of Nortel Networks and the Nortel Contributing Entities is in compliance with the terms of such material Licenses.

         Section 3.09. The Assets. (a) Except for the Excluded Assets and subject to Section 5.07, the Assets collectively include all of the assets, properties and rights that are primarily used by Nortel Networks and the Nortel Contributing Entities in the conduct of the Nortel Networks Business as it is currently conducted.

         (b) Nortel Networks and the Nortel Contributing Entities, in the aggregate, hold good title to or have valid leasehold interests in all of the Assets free and clear of any and all Liens, except (i) Permitted Liens and (ii) Liens created by or through the Company.

         (c) Notwithstanding anything to the contrary herein, no representation or warranty is made under this Section 3.09 with respect to the Transferred Intellectual Property, the representations and warranties with respect to which are set forth in Section 3.14.

         Section 3.10. Employee Benefit Matters. (a) Section 3.10(a) of the NNI Disclosure Schedule contains an accurate and complete list of all pension plans (including each "employee pension benefit plan" (as defined in Section 3(2) of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Pension Plan")), supplemental pension plans, profit sharing plans, savings plans, retirement savings plans, bonus plans, incentive compensation plans, deferred compensation plans, stock purchase plans, stock option or other equity based plans, phantom stock plans, vacation plans, leave of absence plans, employee assistance plans, automobile leasing/subsidy/allowance plans, redundancy or severance plans, relocation plans, family support plans, retirement plans, medical, health, hospitalization or life insurance plans, including retiree health and life plans, disability plans, sick leave plans, retention plans, compensation arrangements, including any base salary arrangements, overtime, on-call or call-in policies, death benefit plans, Employment Agreements with Mexico Employees and Nortel Networks Key Employees, employee benefit plans (including each "employee welfare benefit plan (as defined in Section 3(1) of ERISA)) and any other similar plans, programs, arrangements or policies that are maintained, contributed to or required to be contributed to by Nortel Networks or any of Nortel Networks' Affiliates with respect to Business Employees (collectively, the "Nortel Networks Benefit Plans"), which are material. Nortel Networks has made available to Company a true and complete copy of the plan document or summary plan description of each of the Nortel Networks Benefit Plans, which are material (including, for the avoidance of doubt, any Employment Agreements with Mexico Employees and Nortel Networks Key Employees), or if such plan document or summary plan description does not exist, an accurate, written summary of such material Nortel Networks Benefit Plans. As of the date hereof, there is no plan or commitment, whether legally binding or not, to create any additional material Nortel Networks Benefit Plan or materially modify, change or terminate any existing material Nortel Networks Benefit Plan. Other than claims by Business Employees for benefits received in the ordinary course under Nortel Networks Benefit Plans, there are no material Actions by or on behalf of Business Employees pending against Nortel

Networks or any Nortel Contributing Entity with respect to the Nortel Networks Benefit Plans and, to the Knowledge of Nortel Networks, no such Actions have been threatened.

         (b) Section 3.10(b) of the NNI Disclosure Schedule sets forth with respect to each Business Employee: (i) name, (ii) home address, (iii) continuous service date, (iv) position, (v) annual base salary, (vi) vacation accrual rate,
(vii) accrued unused vacation days and the base salary equivalent for such vacation days, (viii) work location, including street address, city, state or province and country, (ix) target incentive compensation, (x) other regular compensation or allowances, (xi) language preference with respect to Canadian Employees, (xii) Capital Accumulation and Retirement Plan (CARP) participation for Canadian Employees, (xiii) telecommuting status and (xiv) visa status. In addition, if any Business Employee is on leave approved by Nortel Networks or recognized under Applicable Law, including parental or pregnancy leave, military leave, or leave related to receipt of short-term or long-term disability benefits or workers' compensation benefits (a "Leave Employee"), Section 3.10(b) of the NNI Disclosure Schedule will so indicate, along with the type of leave and the expected date of return to work, if available.

         (c) Except for any obligations under the Nortel Networks Benefit Plans listed on Section 3.10(a) of the NNI Disclosure Schedule, neither Nortel Networks nor any of the Nortel Contributing Entities has any obligation to provide health, life insurance or death benefits with respect to Business Employees beyond their termination of employment or service, other than as required under Section 4980B of the Code or other Applicable Law.

         (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, whether alone or in combination with another event (whether contingent or otherwise) will (i) entitle any Business Employee to any payment; (ii) increase the amount of compensation due to any Business Employee; or (iii) accelerate the vesting or funding of any compensation, stock incentive or other benefit of any Business Employee, in each case other than any entitlements, increases or acceleration pursuant to Applicable Law or the Nortel Networks Benefit Plans listed on
Section 3.10(a) of the NNI Disclosure Schedule.

         (e) Except as set forth on Section 3.10(e) of the NNI Disclosure Schedule, neither Nortel Networks nor the Nortel Contributing Entities have received any written notice from any Business Employee listed on Section 3.10(e) of the NNI Disclosure Schedule ("Nortel Networks Key Employee") or any Nortel Networks Critical Employees stating such employee's current or future intention to resign from or terminate his or her employment with Nortel Networks or a Nortel Contributing Entity, as applicable.

         (f) Neither Nortel Networks nor any of the Nortel Contributing Entities is a party to any collective bargaining agreement with any labor union or representative applicable to (i) Business Employees or (ii) employees of Nortel Networks or the Nortel Contributing Entities who perform services used by the Nortel Networks Business which restrict Nortel Networks or the Nortel Contributing Entities from relocating or closing the Nortel Networks Business. There are not currently pending and, during the past two (2) years, there have not been any questions concerning representation or certification proceedings or petitions seeking a representation or certification proceeding or determination before any Governmental Authority or, to the

Knowledge of Nortel Networks, threatened to be brought or filed before any Governmental Authority involving the Business Employees. To the Knowledge of Nortel Networks, there is not any campaign currently being conducted to solicit cards or authorizations from Business Employees to be represented by any labor organization. There are not currently and, during the past two (2) years, there have not been any strikes, picketing, slowdowns, lockouts or work stoppages involving the Business Employees and, to the Knowledge of Nortel Networks, no such actions are threatened.

         (g) There are no (i) material grievances or (ii) Actions or Governmental Orders related to the employment of the Business Employees pending against Nortel Networks or any of the Nortel Contributing Entities or, to the Knowledge of Nortel Networks, threatened. Nortel Networks and each of the Nortel Contributing Entities is, to the Knowledge of Nortel Networks, in compliance in all material respects with Applicable Laws and Governmental Orders with respect to the employment of the Business Employees; provided that, for the avoidance of doubt, no representation or warranty is made under this Section 3.10(g) with respect to the Nortel Networks Benefit Plans, the sole representations and warranties with respect to which are made in Section 3.10(a).

         (h) Nortel Networks represents that evading liability within the meaning of Section 4069(a) of ERISA is not a principal purpose for Nortel Networks' entering into the transactions contemplated by this Agreement.

         Section 3.11. Environmental Matters. (a) Neither Nortel Networks nor any Nortel Contributing Entity has received any written notice that it is not, and to the Knowledge of Nortel Networks each of Nortel Networks and the Nortel Contributing Entities is, in compliance with all applicable material Environmental Laws relating to the Nortel Networks Business or the Assets and has obtained and is in compliance with all material Environmental Permits relating to the Nortel Networks Business or the Assets.

         (b) There are no written claims pursuant to any Environmental Law pending or, to the Knowledge of Nortel Networks, threatened relating to the Nortel Networks Business or the Assets.

         Section 3.12. Nortel Networks Contracts. (a) To the Knowledge of Nortel Networks, each of the Nortel Networks Contracts is valid, binding, in full force and effect, and enforceable by Nortel Networks or the Nortel Contributing Entity that is a party thereto in accordance with its terms (subject to bankruptcy, insolvency, reorganization and other laws affecting generally the enforcement of the rights of contracting parties and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies).

         (b) Neither Nortel Networks nor any Nortel Contributing Entity that is a party thereto has received written notice (i) that it is in breach or default in any material respect under any of the Nortel Networks Contracts or (ii) that any party to any Nortel Networks Contract intends to cancel or terminate any Nortel Networks Contract or not to exercise any renewal or extension options or rights under any Nortel Networks Contract.

         (c) To the Knowledge of Nortel Networks, none of the parties to the Nortel Networks Contracts is in material breach thereof and Nortel Networks has not provided written notice that the other party is in payment default thereunder.

         Section 3.13. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, the Parent Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Nortel Networks.

         Section 3.14. Intellectual Property. (a) Nortel Networks or a Nortel Contributing Entity is the owner of all right, title and interest or has a valid transferable license to use, free and clear of all Liens other than Permitted Liens and Permitted Encumbrances, all of the Transferred Intellectual Property, provided that, for the avoidance of doubt, no representation or warranty is made under this Section 3.14(a) with respect to the non-infringement or misappropriation of the Intellectual Property Rights of any third Person, the sole representations and warranties with respect to which are made in Section 3.14(b).

         (b) Except as set forth in Section 3.14(b) of the NNI Disclosure Schedule, neither Nortel Networks nor any of the Nortel Contributing Entities has received any written notice during the two (2) years prior to the Closing Date, and there are no pending, or to the Knowledge of Nortel Networks, threatened material Actions that assert that the Products or the operation of the Nortel Networks Business infringe the Intellectual Property Rights of any third Person, and, to the Knowledge of Nortel Networks, there are no valid grounds for any such Actions, it being understood that Nortel Networks has not conducted any investigation regarding whether the Products do or would infringe any claims of any Patent covered by any Patent Cross License. To the Knowledge of Nortel Networks, the Products do not infringe the Intellectual Property Rights of any Person.

         (c) Except for the Third Party Licenses, Contracts relating to the Business Software, the rights under the License Agreements and the Patent Cross Licenses and as set forth in Section 3.14(c) of the NNI Disclosure Schedule, there are no agreements or obligations relating to Intellectual Property Rights, written or oral, that are material to the design, development, manufacture, maintenance, operation and testing of the Products; provided that Contracts for Administrative Services Software and for third party Software which is commercially or freely available are not applicable for purposes of this Section 3.14(c).

         (d) Except as set forth in Section 3.14(d) of the NNI Disclosure Schedule, to the Knowledge of Nortel Networks, there are no infringements by any third Person of any Transferred Intellectual Property and, to the Knowledge of Nortel Networks, no third Person has misappropriated any Transferred Trade Secrets.

         (e) Nortel Networks and the Nortel Contributing Entities have in place corporate policies relating to the protection of material Intellectual Property Rights. Neither Nortel Networks nor any of the Nortel Contributing Entities has received any written notice during the two (2) years prior to the Closing Date, of Actions that assert that any current or former employee of Nortel Networks or any Nortel Contributing Entity has any rights to any Transferred Intellectual Property made, developed, conceived, created or written by such employee during the period of his employment by Nortel Networks or the Nortel Contributing Entity (as applicable).

         (f) Subject to Section 5.07, the Transferred Intellectual Property, together with the Licensed Intellectual Property, the Business Software, the rights under Third Party Licenses and any other Intellectual Property licensed under any Ancillary Agreement, include all of the material Intellectual Property Rights, other than rights under the Patent Cross Licenses, that are used by Nortel Networks and the Nortel Contributing Entities for the design, development and manufacture of the Products as currently designed, developed and manufactured by Nortel Networks and the Nortel Contributing Entities; provided that Trademarks, Network Identifiers, Administrative Services Software and rights under licenses to third party Software which are commercially or freely available are not applicable for purposes of this Section 3.14(f); and provided, further that, for the avoidance of doubt, no representation or warranty is made under this Section 3.14(f) with respect to the non-infringement or misappropriation of the Intellectual Property Rights of any third Person, the sole representations and warranties with respect to which are made in Section 3.14(b).

         (g) No Patent Cross License requires the Company to make any party to such Patent Cross License aware of, or to provide, the tangible embodiment of any Transferred Intellectual Property or technical information or assistance supporting Transferred Intellectual Property.

         Section 3.15. Relationships with Customers and Suppliers. Section 3.15 of the NNI Disclosure Schedule sets forth: (a) a list of customers of the Nortel Networks Business representing at least 95% of revenues of the Nortel Networks Business for the fiscal year ended December 31, 2002 or for the fiscal year ended December 31, 2003; and (b) a list of suppliers to the Nortel Networks Business representing at least 95% in volume of purchases from all suppliers to the Nortel Networks Business for the fiscal year ended December 31, 2002 or for the fiscal year ended December 31, 2003. Neither Nortel Networks nor any Nortel Contributing Entity has received any written notice from any of such customers to the effect that, and to the Knowledge of Nortel Networks, neither Nortel Networks nor any Nortel Contributing Entity has received any notice from any of such customers to the effect that, any customer will or will seek to stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, buying materials, products or services from the Nortel Networks Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Neither Nortel Networks nor any Nortel Contributing Entity has received any written notice from any of its suppliers to the effect that, and to the Knowledge of Nortel Networks, neither Nortel Networks nor any Nortel Contributing Entity has received any notice from any of such suppliers to the effect that, any supplier will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Nortel Networks Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

         Section 3.16. Inventory and Supplies. The inventory and supplies of Nortel Networks and the Nortel Contributing Entities that are part of the Assets were acquired in the ordinary course of business.

         Section 3.17. EXCLUSIVITY OF REPRESENTATIONS. THE REPRESENTATIONS AND WARRANTIES MADE BY NORTEL NETWORKS IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, VALIDITY, COMPLETENESS, AND FITNESS FOR A PARTICULAR PURPOSE. NORTEL NETWORKS HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL
DATA).

                                   Article IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as otherwise set forth in the Company Disclosure Schedule, the Company represents and warrants to Nortel Networks as follows:

         Section 4.01. Incorporation and Authority of the Company and the Company Entities. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Nevada. The Company has all necessary limited liability company power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted, to enter into this Agreement and the Ancillary Agreements to which it is or will be a signatory, to carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of the Company Entities is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted, to enter into the Ancillary Agreements to which it is or will be a signatory, to carry out its obligations thereunder and to consummate the transactions contemplated hereby and thereby. The Company and each of the Company Entities is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the nature of either the ownership or use of its assets and properties or the conduct of the Company Business requires such qualification. The execution, delivery and performance by each of the Company and the Company Entities of this Agreement and each Ancillary Agreement to which it is or will be a signatory have been duly authorized by all requisite limited liability company or corporate action on the part of the Company or such Company Entity, as the case may be. This Agreement is, and upon execution each Ancillary Agreement to which it is or will be a signatory will be, duly executed and delivered by the Company or the Company Entities, and (assuming due authorization, execution and delivery by Nortel Networks or the Nortel Contributing Entities that are signatories thereto) this Agreement constitutes, and upon execution the Ancillary Agreements to which it is a signatory will constitute, legal, valid and binding obligations of the Company or the Company Entities that are signatories thereto, enforceable against the Company or such Company Entities in accordance with their terms, except as such enforcement may be limited by applicable anti-trust, bankruptcy, insolvency, reorganization and similar laws affecting generally the enforcement of the rights of contracting parties and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

         Section 4.02. No Conflict. The execution, delivery and performance of this Agreement by the Company and the execution, delivery and performance of the Ancillary Agreements by the Company and/or the Company Entities that are a party thereto and the consummation by the Company and the Company Entities of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with the articles of organization, operating agreement or other constituent documents of the Company or any Company Entity; (b) conflict with or violate any Applicable Law or Governmental Order applicable to the Company or any Company Entity (assuming the satisfaction of the condition in Section 8.02(b)); (c) result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any material rights of termination, purchase, amendment, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the material assets or properties of the Company pursuant to, any material Contract relating to such assets or properties to which the Company, any Company Entity or any of their respective Subsidiaries is a party or by which any of such assets or properties is bound.

         Section 4.03. Consents and Approvals. The execution and delivery of this Agreement by the Company and the execution and delivery of the Ancillary Agreements by the Company and/or the Company Entities that are a party thereto, do not, and the performance of this Agreement by the Company, the performance of the Ancillary Agreements by the Company and/or the Company Entities that are a party thereto and the consummation by the Company and the Company Entities of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority.

         Section 4.04. Capitalization; Subsidiaries. (a) The Company has one Membership Interest issued and outstanding, and no other limited liability company interests of the Company have been reserved for possible future issuance. All of the issued Membership Interests are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. The Company has no commitments to issue or deliver Membership Interests other than pursuant to this Agreement. All of the issued capital or other equity securities of the Company are owned by Volt Delta Resources Holdings, Inc., a Nevada corporation ("Holdings"), free and clear of any Lien. All of the issued share capital or other equity securities of Holdings are owned by Nuco I, Ltd., a Nevada corporation ("Nuco"), free and clear of any Lien. All of the issued share capital or other equity securities of Nuco are owned by VIS, free and clear of any Lien. Except as set forth above, there are no (i) limited liability company interests, shares of capital stock or other voting securities of Holdings, Nuco or the Company reserved, issued or outstanding, (ii) preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible securities or other agreements, arrangements or commitments of any character granted by Holdings, Nuco or the Company relating to, or the value of which is determined by reference to, the issued or unissued capital or other ownership interest of Holdings, Nuco or the Company or (iii) any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Holdings, Nuco or the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. None of Holdings, Nuco nor the Company has outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) on any matter. All Membership Interests to be issued in connection with the transactions contemplated by this Agreement will, when issued in accordance with the terms hereof, have been duly authorized, validly issued, fully paid, non-assessable, free and clear of all Liens and free of preemptive rights. As of the date hereof, there are no stockholder or member agreements, voting trusts or other agreements or understandings to which VIS, Nuco or Holdings is a party or by which any such Person is bound relating to the voting of any of the capital of Holdings, Nuco or the Company.

         (b) Schedule 4.04 of the Company Disclosure Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation,
(ii) the number of shares of authorized capital stock of each class of its capital stock, and (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid, and nonassessable. Except as set forth on
Schedule 4.04 of the Company Disclosure Schedule, the Company holds of record and owns beneficially all of the outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any Lien (other than Permitted Liens). Except as set forth on Schedule 4.04 of the Company Disclosure Schedule, there are no (i) limited liability company interests, shares of capital stock or other voting securities of any Subsidiary of the Company reserved, issued or outstanding, (ii) preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible securities or other agreements, arrangements or commitments of any character granted by any Subsidiary of the Company relating to, or the value of which is determined by reference to, the issued or unissued capital or other ownership interest of such Subsidiary or (iii) any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any Subsidiary of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. No Subsidiary of the Company has outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) on any matter. As of the date hereof, there are no stockholder or member agreements, voting trusts or other agreements or understandings to which the Company or any Subsidiary of the Company is a party or by which any such Person is bound relating to the voting of any of the capital of any Subsidiary of the Company. Except as listed on Schedule 4.04 of the Company Disclosure Schedule, the Company and its Subsidiaries do not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other Person or any other investment in any Person.

         Section 4.05. Financial Information; No Undisclosed Liabilities. (a)
Section 4.05 of the Company Disclosure Schedule sets forth the unaudited balance sheet of the Company as of, and the related statements of income, changes in members' equity and cash flows of the Company for the year ended, November 2, 2003, and the unaudited balance sheet of the Company as of, and the related statements of income, changes in members' equity and cash flows of the Company for the three months ended, January 30, 2004 (collectively, the "Company

Financial Statements"). Such Company Financial Statements (i) are prepared in accordance with GAAP, (ii) are prepared consistently with past practice and
(iii) present fairly, in all material respects, the financial positions of or results of operations for the Company, as the case may be, as of the dates or for the periods indicated, as the case may be.

         (b) The Company has no material Liabilities that have not been expressly disclosed or otherwise expressly described in any Section of the Company Disclosure Schedule.

         Section 4.06. Absence of Material Adverse Effect. Since November 2, 2003 to the date of this Agreement, except to the extent relating to actions taken pursuant to the transactions contemplated by this Agreement, (a) there has not been any Material Adverse Effect on the Company or any of its Subsidiaries;
(b) the Company Business has been conducted in the ordinary course and consistent with past practice; and (c) except in the ordinary course of business, there has not been any sale, assignment, transfer or other disposition of or license of any tangible or intangible assets used exclusively in the design, development, manufacture, maintenance, operation or testing of the Company's products.

         Section 4.07. Absence of Litigation. (a) There are no material Actions pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or that challenge or may have the effect of preventing, denying, making illegal or otherwise interfering with the transactions contemplated hereby.

         (b) Neither the Company nor any of its Subsidiaries has received any written notice during the two (2) years prior to the date hereof of material Actions seeking to restrict or limit the work of, or disclosure of information by, current or former employees of the Company or any of its Subsidiaries with respect to the Company's Intellectual Property Rights.

         Section 4.08. Compliance with Laws. The Company has not received any written notice that the Company or any of its Subsidiaries is, and to the Knowledge of the Company, the Company and its Subsidiaries are not, in material violation of any Applicable Law or Governmental Order applicable to the Company Business.

         Section 4.09. Governmental Licenses. The Company holds all material Licenses necessary for the operation of the Company Business as currently operated and to the Knowledge of the Company, is in compliance with the terms of such material Licenses.

         Section 4.10. Assets. (a) The Company holds good title to or has valid leasehold interests, free and clear of any and all Liens (other than Permitted Liens and Permitted Encumbrances), in all of the assets, properties and rights that are used by the Company in the conduct of the Company Business as it is currently conducted, and such assets, properties and rights constitute all of the assets, properties and rights that are used by the Company in, or necessary for, the conduct of the Company Business as it is currently conducted.

         (b) All of the administrative and corporate services and benefits that the Company receives from VIS and its Affiliates are included among the services to be provided to the Company pursuant to the terms of the Services Agreement.

         (c) The Company has not committed to make any capital expenditures (including entering into rental or lease agreements) in excess of $2,000,000 in the aggregate (other than in the ordinary course of business consistent with past practice).

         Section 4.11. Real Property. (a) Each parcel of real property set forth in Section 4.11(a) of the Company Disclosure Schedule, which lists all real property leased or occupied by the Company Business (the "Company Leased Real Property"), is leased or occupied by the Company, free and clear of all Liens (other than Permitted Liens). The Company Leased Real Property constitutes all of the leased or occupied real property that is primarily used by the Company in the conduct of the Company Business.

         (b) The Company represents and warrants to Nortel Networks as of the date hereof with respect to each parcel of real property set forth in Section 4.11(b) of the Company Disclosure Schedule, which lists certain real property owned by the Company (the "Company Owned Real Property"), that:

         (i) the Company has not made any other agreement to lease, sell, mortgage or otherwise encumber the Company Owned Real Property (or any portion thereof), or given any other Person an option to purchase or rights of first refusal over, all or any part of the Company Owned Real Property;

         (ii) the Company has good title to the Company Owned Real Property and none of the Company Owned Real Property is subject to any Lien; and

         (iii) the Company Owned Real Property is (as to physical plant and structure) structurally sound, in good operating condition and repair, ordinary wear and tear excepted, and is adequate for the uses to which it is being put.

         Section 4.12. Company Employee Plans. (a) Section 4.12(a) of the Company Disclosure Schedule contains an accurate and complete list of all pension plans (including each "employee pension benefit plan" (as defined in Section 3(2) of ERISA (a "Company Pension Plan")), supplemental pension plans, profit sharing plans, savings plans, retirement savings plans, bonus plans, incentive compensation plans, deferred compensation plans, stock purchase plans, stock option or other equity based plans, phantom stock plans, vacation plans, leave of absence plans, employee assistance plans, automobile leasing/subsidy/allowance plans, redundancy or severance plans, relocation plans, family support plans, retirement plans, medical, health, hospitalization or life insurance plans, including retiree health and life plans, disability plans, sick leave plans, retention plans, compensation arrangements, including any base salary arrangements, overtime, on-call or call-in policies, death benefit plans, Employee Agreements with any of the executives set forth on
Section 5.01(b)(xiii) of the Company Disclosure Schedule, employee benefit plans (including each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA)) and any other similar plans, programs, arrangements or policies that are maintained, contributed to or required to be contributed to by the Company or any other Person (including any person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c) or (m) of the Code (each, a "Company Commonly Controlled Entity")), with respect to which the Company or any of its Subsidiaries may have any liability, or in which any current or former employee, consultant or director of the Company participates

(collectively, the "Company Benefit Plans"), which are material. The Company has made available to Nortel Networks, to the extent applicable, copies of (i) the most recent annual report on Form 5500 filed with the IRS with respect to each Company Benefit Plan, (ii) the most recent summary plan description for each Company Benefit Plan, (iii) each currently effective trust agreement, insurance or group annuity contract or other funding or financing arrangement forming part of any Company Benefit Plan and (iv) Employee Agreements with any of the executives set forth on Section 5.01(b)(xiii) of the Company Disclosure Schedule. As of the date hereof, neither the Company nor any of its respective Subsidiaries has made any plan or commitment, whether legally binding or not, to create any additional material Company Benefit Plan or materially modify, change or terminate any existing material Company Benefit Plan. Neither the Company nor any Company Commonly Controlled Entity has any liability, whether contingent or absolute, under Title IV of ERISA or Section 412 or 4971 of the Code.

         (b) With respect to each Company Benefit Plan: (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code or under any Applicable Law of any Governmental Authority outside of the United States, each of such plan and the related trust has received a favorable determination letter from the IRS or required approval of a Regulatory Agency of a foreign jurisdiction that has not been revoked and (A) the consummation of the transaction contemplated hereby will not adversely affect such qualification or exemption and (B) to the Knowledge of the Company, no event or circumstance exists that has or would be reasonably likely to adversely affect such qualification or exemption, except for any such events or circumstances that would not result in liability to the Company in excess of $100,000; (ii) it has been operated and administered in compliance with its terms and all Applicable Law in all material respects, except for operational or administrative defects that would not, individually or in the aggregate with respect to all Company Benefit Plans taken as a whole, result in liability to the Company in excess of $100,000; (iii) there are no pending or threatened material Actions against, by or on behalf of any Company Benefit Plans (other than routine claims for benefits); (iv) to the Knowledge of the Company, no material breaches of fiduciary duty have occurred; (v) to the Knowledge of the Company, no non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code or any other similar Applicable Law of any jurisdiction outside the United States has occurred; (vi) no material Lien imposed under the Code, ERISA or any other Applicable Law exists; and (vii) all material contributions, material premiums and material expenses to or in respect of such Company Benefit Plan have been timely paid in full or, to the extent not yet due, have been adequately accrued in all material respects on the Company Financial Statements. No Company Benefit Plan, or the Company or any Subsidiary with respect to any Company Benefit Plan, is under audit or is the subject of an Action by the IRS, the U.S. Department of Labor, the Pension Benefit Guarantee Corporation or any other Governmental Authority, nor to the Knowledge of the Company is any such audit or Action pending or threatened.

         (c) Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur, either directly or indirectly (including as a result of an indemnification obligation), any liability under Title I of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or any other Applicable Law relating to employee benefit plans, which is material, and to the Knowledge of the Company, no event, transaction or condition has occurred, exists or is expected to occur which could result in any such material liability to the Company or any of its Subsidiaries.

         (d) No Company Benefit Plan is, and neither the Company nor any Subsidiary thereof contributes to or has any material liability or obligation with respect to any, (A) "multiemployer plan" (within the meaning of Section 3(37) of ERISA), (B) "multiple employer plan" (within the meaning of Section 413(c) of the Code) or (C) any single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

         (e) Except for any obligations under the Company Benefit Plans listed on Section 4.12(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any obligation to provide health, life insurance, or death benefits with respect to current or former employees, consultants or directors of the Company or any of its Subsidiaries beyond their termination of employment or service, other than as required under Section 4980B of the Code or other Applicable Law.

         (f) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant or director of the Company or any of its Subsidiaries or any group of such employees, consultants or directors to any payment; (ii) increase the amount of compensation due to any such employee, consultant or director; or (iii) accelerate the vesting or funding of any compensation, stock incentive or other benefit of any such employee, consultant or director, in each case other than any entitlements, increases or acceleration pursuant to Applicable Law or the Company Benefit Plans listed on
Section 4.12(a) of the Company Disclosure Schedule. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will cause any compensation to fail to be deductible under Section 162(m), or any other provision of the Code or any similar Applicable Law or regulation, in each case, except in the case where it would not cause a material liability.

         (g) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement with any labor union or representative. There are not currently pending and, during the past two (2) years, there have not been any questions concerning representation or certification proceedings or petitions seeking a representation or certification proceeding or determination before any Governmental Authority or, to the Knowledge of the Company, threatened to be brought or filed before any Governmental Authority involving the employees of the Company or any of its Subsidiaries. To the Knowledge of the Company, there is not any campaign currently being conducted to solicit cards or authorizations from employees of the Company or its Subsidiaries to be represented by any labor organization. There are not currently and, during the past two (2) years, there have not been any strikes, picketing, slowdowns, lockouts or work stoppages involving employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such actions are threatened.

         (h) There are no (i) material grievances or (ii) Actions or Governmental Orders related to the employment or engagement or termination of employment of employees, former employees, contractors, consultants, officers or directors of the Company or any of its Subsidiaries pending against the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there are none threatened. The Company and each of its Subsidiaries is, to the Knowledge of the Company, in compliance in all material respects with Applicable Laws and

Governmental Orders with respect to the employment or engagement of employees, contractors, consultants, officers and directors of the Company and such Subsidiaries; provided that, for the avoidance of doubt, no representation or warranty is made under this Section 4.12(h) with respect to the Company Benefit Plans, the sole representations and warranties with respect to which are made in Sections 4.12(a) to (d).

         (i) Except as set forth on Section 4.12(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have received any written notice from any executive listed on Section 5.01(b)(xiii) of the Company Disclosure Schedule stating such executive's current or future intention to resign from or terminate his or her employment with the Company, VIS or any of their respective Subsidiaries, as applicable.

         Section 4.13. Environmental Matters. (a) The Company has not received any written notice that it is not, and to the Knowledge of the Company it is, in compliance with all applicable material Environmental Laws and has obtained and is in compliance with all material Environmental Permits.

         (b) There are no written claims pursuant to any Environmental Law pending or, to the Knowledge of the Company, threatened relating to the Company or the assets or properties that are used by the Company in the conduct of the Company Business.

         Section 4.14. Company Contracts. (a) To the Knowledge of the Company, each of the Company Contracts is valid, binding, in full force and effect, and enforceable by the Company in accordance with its terms (subject to bankruptcy, insolvency, reorganization and other laws affecting generally the enforcement of the rights of contracting parties and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies);

         (b) the Company has received no written notice (i) that it is in breach or default in any material respect under any of the Company Contracts or (ii) that any party to any Company Contract intends to cancel or terminate any Company Contract or not to exercise any renewal or extension options or rights under any Company Contract;

         (c) to the Knowledge of the Company, no other party to any of the Company Contracts is in breach or default in any material respect thereunder; and

         (d) other than the Company Contracts, there are no other material contracts or agreements to which the Company is a party.

         Section 4.15. Brokers. Except for fees or commissions that will be paid by the Company to Morgan Joseph & Co. Inc., which fees will be paid or accrued prior to the Closing, no broker, finder or investment banker is entitled to a fee or commission in connection with the transactions contemplated by this Agreement, the Parent Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Company.

         Section 4.16. Intellectual Property. (a) To the Knowledge of the Company, no claims have been received by the Company or VIS in writing during the two (2) years prior to the date hereof that the products of the Company infringe the Intellectual Property Rights of any third party.

         (b) To the Knowledge of the Company, there are no material agreements or obligations relating to Intellectual Property Rights of the Company, written or oral, that are material to the design, development or manufacture of the products of the Company Business.

         (c) To the Knowledge of the Company, no Person is engaging in any activity that infringes in any material respect upon the Intellectual Property Rights of the Company.

         Section 4.17. Working Capital. The Company has Working Capital in excess of $1,000,000. "Working Capital" means, with respect to the Company, all current assets of the Company less all current Liabilities of the Company.

         Section 4.18. Tax Matters. (a) The Company has duly and timely filed all Tax Returns required to be filed for the Company and its Subsidiaries; and such Tax Returns are complete and accurate and correctly reflect the Tax liability required to be reported thereon. Such Tax Returns do not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).

         (b) The Company has paid or adequately provided in the Company Financial Statements for all Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Return) accrued through the date of such Company Financial Statements. All Taxes of the Company and its Subsidiaries accrued following the end of the most recent period covered by the Company Financial Statements have been accrued in the ordinary course of business of the Company and any such Taxes due on or before the Closing Date have been, or will be, paid on or before such date.

         (c) No claim for assessment or collection of Taxes is being asserted against the Company or any Subsidiary, and neither the Company nor any Subsidiary is a party to any pending action, proceeding or investigation by any governmental taxing authority. There is no such threatened action, proceeding or investigation. There are no agreements or applications by or including the Company or any Subsidiary for the extension of the time for filing any tax return or paying any Tax nor have there been any waivers of any statutes of limitation for the assessment of any Taxes. U.S. federal income tax returns of (or that include) the Company have been audited through October 30, 1998. VIS has extended the statute of limitations for fiscal years 1999, 2000 and 2001 until December 31, 2005.

         (d) Neither the Company nor any Subsidiary (i) has been a member of any affiliated group filing a consolidated federal income Tax Return or any combined, unitary or similar Tax Return and (ii) has any liability for the Taxes of any other person as defined in Section 7701(a)(1) of the Code under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (e) No claim has ever been made by a taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

         (f) Neither the Company nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

         (g) None of the Company's Subsidiaries is or has been a "U.S. real property holding corporation" (as defined in Section 897(c)(2) of the Code) at any time during the five years preceding the date hereof (or such shorter period as may be specified by Section 897(c)(1)(A)(ii) of the Code). Less than fifty percent (50%) of the Company's gross assets consist of U.S. real property interests within the meaning of Section 897(c)(1)(A) of the Code, or less than ninety percent (90%) of the value of the gross assets of the Company consist of U.S. real property interests plus cash or cash equivalents.

         (h) The Company and each of its Subsidiaries have not engaged in any "listed" or otherwise reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b) or otherwise been included on a Tax Return on which such a transaction has been or should have been reported.

         (i) The Company and its Subsidiaries have withheld from its employees and timely paid to the appropriate Taxing authorities proper and accurate amounts through all periods in compliance with all employee Tax withholding provisions of all Applicable Laws.

         (j) The conversion of the Company from a Nevada corporation to a Nevada limited liability company did not give rise to any U.S. federal income, state, local or foreign tax liability.

         Section 4.19. Relationships with Customers and Suppliers. Section 4.19 of the Company Disclosure Schedule sets forth: (a) a list of customers of the Company Business representing at least 95% of revenues of the Company Business for the fiscal year ended November 2, 2003; and (b) a list of suppliers to the Company Business representing at least 95% in volume of purchases from all suppliers to the Company Business for the fiscal year ended November 2, 2003. The Company has not received any written notice from any of its customers that are party to one or more of the Company Contracts to the effect that, and to the Knowledge of the Company, the Company has not received any notice from any of such customers to the effect that, any customer will or will seek to stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, buying materials, products or services from the Company Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise). The Company has not received any written notice from any of its suppliers that are party to one or more of the Company Contracts to the effect that, and to the Knowledge of the Company, the Company has not received any notice from any of such suppliers to the effect that, any supplier will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

         Section 4.20. Revenues of the Company. Except as set forth in Section
4.20 of the Company Disclosure Schedule, all of the revenues reported by VIS as attributable to its Computer Systems segment in its audited consolidated financial statements at and for the fiscal year ended November 2, 2003, were generated from assets and properties legally or beneficially owned by the Company and its Subsidiaries.

         Section 4.21. EXCLUSIVITY OF REPRESENTATIONS. THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, VALIDITY, COMPLETENESS, AND FITNESS FOR A PARTICULAR PURPOSE. THE COMPANY HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO NORTEL NETWORKS, THE NORTEL CONTRIBUTING ENTITIES OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

                                   Article V

                              ADDITIONAL AGREEMENTS

         Section 5.01. Conduct of Business Prior to the Closing.

         (a) Unless the Company otherwise agrees in writing, and except (1) as otherwise set forth herein, (2) as relates to Excluded Assets or Retained Liabilities, (3) as set forth in Section 5.01(a) of the NNI Disclosure Schedule or (4) as required by Applicable Law, between the date hereof and the Closing Date, Nortel Networks shall (and shall cause the Nortel Contributing Entities to) conduct the Nortel Networks Business, including its relationships with customers and suppliers, only in the ordinary course, consistent with past practice and in material compliance with all Applicable Law and shall preserve and keep intact its assets and properties. Subject to the foregoing and by way of amplification and not limitation, Nortel Networks shall not (and shall cause the Nortel Contributing Entities not to) permit the Nortel Networks Business to do any of the following without the prior written consent of the Company:

         (i) make any material change in the conduct of the Nortel Networks Business;

         (ii) distribute, sell, assign, transfer, lease or otherwise dispose of any interest in any of the Assets other than Inventory which is sold or used and replenished in the ordinary course of business, consistent with past practice;

         (iii) grant any Lien (other than a Permitted Lien or a Permitted Encumbrance) on any Asset (whether tangible or intangible) unless any such Lien is removed prior to the Closing;

         (iv) amend in any material respect (or enter into) any Nortel Networks Contract (or agreement that would be a Nortel Networks Contract), other than as necessary for the maintenance of property relating to the Nortel Networks Business;

         (v) enter into any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Business Employees, except where not doing so would have a Material Adverse Effect on the Nortel Networks Business;

         (vi) grant any general or uniform increase in the rates of pay or benefits of any Business Employees or any material increase in the salary or benefits of any Business Employee or grant any bonus to any Business Employee, unless such increase or bonus is pursuant to a Nortel Networks Benefit Plan listed on Section 3.10(a) of the NNI Disclosure Schedule, or enter into any employment or severance agreement with any Business Employee, except as required under Applicable Law or any Nortel Networks Benefit Plan listed on Section 3.10(a) of the NNI Disclosure Schedule; provided, however, that notwithstanding the foregoing, the Mexican Nortel Contributing Entity shall be permitted to enter into a termination agreement, which will provide for full severance, with any Mexico Employee who refuses to voluntarily resign employment from the Mexican Nortel Contributing Entity as of the applicable date for employment with the Mexican Company Entity or payroll service as provided in Exhibit D-2 ("Mexican Hire Date");

         (vii) dispose of or permit to lapse any Transferred Intellectual Property or any Patents included within the Licensed IPLA IP;

         (viii) adopt, enter into, terminate or amend any Nortel Networks Benefit Plan which is applicable solely to the Business Employees;

         (ix) terminate the employment of any Business Employee for reasons other than such employee's misconduct or unsatisfactory performance or, with respect to Canadian Employees, for just cause under Applicable Law or transfer any Business Employee outside of the Nortel Networks Business; provided, however, that notwithstanding the foregoing, the Mexican Nortel Contributing Entity shall be permitted to terminate the employment of or transfer outside of the Nortel Networks Business any Mexico Employee who refuses to voluntarily resign employment from the Mexican Nortel Contributing Entity as of the Effective Time;

         (x) remove any tangible Assets (other than Inventory) located at one of Nortel Networks' facilities in Raleigh, North Carolina, Rochester, New York or St. Laurent, Quebec, Canada from such facility; or

         (xi) authorize, or commit or agree to take, any of the foregoing actions.

         (b) Unless Nortel Networks otherwise agrees in writing, and except (1) as otherwise set forth herein, (2) as set forth in Section 5.01(b) of the Company Disclosure Schedule or (3) as required by Applicable Law, between the date hereof and the Closing Date, the Company shall conduct the Company Business, including its relationships with customers and suppliers, only in the ordinary course, consistent with past practice and in material compliance with all Applicable Law and shall preserve and keep intact its assets and properties. Subject to the foregoing and by way of amplification and not limitation, the Company shall not permit the Company Business to do any of the following without the prior written consent of the Nortel Networks:

         (i) make any material change in the conduct of the Company Business;

         (ii) distribute, sell, assign, transfer, lease or otherwise dispose of any interest in any of the Company's assets (other than inventory which is sold or used and replenished in the ordinary course of business, consistent with past practice) that are material, individually or in the aggregate, to the Company Business taken as a whole;

         (iii) grant any Lien (other than a Permitted Lien or a Permitted Encumbrance) on any assets (whether tangible or intangible) that are material, individually or in the aggregate, to the Company Business taken as a whole, unless any such Lien is removed prior to the Closing;

         (iv) amend in any material respect (or enter into) any Company Contract (or agreement that would be a Company Contract), other than as necessary for the maintenance of property relating to the Company Business;

         (v) incur indebtedness or provide any loans, guarantees or other extensions of credit in excess of $2,000,000 in the aggregate (other than trade payables or extensions of credit or indebtedness incurred in the ordinary course of business consistent with past practice); provided, however, that indebtedness incurred in order to fund the capital expenditures referenced in the proviso in Section 5.01(b)(vi) hereof shall not be subject to such limitation;

         (vi) make or commit to make any capital expenditures (including entering into rental or lease agreements) in excess of $2,000,000 in the aggregate (other than in the ordinary course of business consistent with past practice); provided, however, that additional capital expenditures required for the performance of new business awarded to the Company after the date hereof shall not be subject to such limitation;

         (vii) amend the articles of organization, the operating agreement or other charter documents of the Company or any of its Subsidiaries, except as expressly contemplated by this Agreement or the Members' Agreement;

         (viii) merge with or into, or acquire all or substantially all of the business of, another Person;

         (ix) issue, purchase or redeem any securities of the Company or change the capitalization of the Company;

         (x) materially restructure the Company Business, including a single or series of related workforce reductions in excess of 25% of the Company's total workforce; or

         (xi) enter into any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the employees of the Company or any of its Subsidiaries, except where not doing so would have a Material Adverse Effect on the Company or its Subsidiaries;

         (xii) adopt, enter into, terminate or amend any Company Benefit Plan in a manner which affects the employees of the Company or any of its Subsidiaries in any material respect, except as expressly contemplated by this Agreement;

         (xiii) grant any material increase in salary or benefits, except in the ordinary course of business consistent with past practice, or enter into or amend in any material respect any employment or severance contract, arrangement or agreement with any officer or director of the Company or any of its Subsidiaries or any of the executives set forth on Section 5.01(b)(xiii) of the Company Disclosure Schedule, or terminate the employment of any such executive for reasons other than such executive's misconduct or unsatisfactory performance or transfer any such executive outside of the Company or any of its Subsidiaries; or

         (xiv) authorize, or commit or agree to take, any of the foregoing actions.

         Section 5.02. Access to Information.

         (a) From the date hereof until the Closing (upon reasonable advance notice to Nortel Networks) during normal business hours, so that an uninterrupted and efficient transfer of the Nortel Networks Business may be accomplished, Nortel Networks shall cause the officers, directors, employees, auditors and agents of the Nortel Networks Business to (i) afford the officers, employees and authorized agents and representatives of the Company reasonable access, during normal business hours, to the offices, properties, books and records of the Nortel Networks Business and (ii) furnish to the officers, employees and authorized agents and representatives of the Company such available additional financial and operating data and other information regarding the Nortel Networks Business as the Company may from time to time reasonably request (excluding information relating to Taxes); provided, however, that Nortel Networks shall not be required to provide (or cause to be provided) any such information or access to the extent that such information or access would cause Nortel Networks or any Nortel Contributing Entity to violate any Applicable Law, legal privilege or legal obligations, including confidentiality restrictions, applicable to it, and such information or access shall not include records or data related to Business Employees other than the Employee Information; provided, further, however, that Nortel Networks shall use its reasonable efforts to obtain any necessary consents in order to provide the Company with any information or access that Nortel Networks is not required to provide because of contractual restrictions by which it is bound.

         (b) From the date hereof until the Closing (upon reasonable advance notice to the Company) during normal business hours the Company shall cause the officers, directors, employees, auditors and agents of the Company Business to
(i) afford the officers, employees and authorized agents and representatives of Nortel Networks reasonable access, during normal business hours, to the offices, properties, books and records of the Company Business and (ii) furnish to the officers, employees and authorized agents and representatives of Nortel Networks such available additional financial and operating data and other information regarding the Company Business as Nortel Networks may from time to time reasonably request; provided, however, that the Company shall not be required to provide (or cause to be provided) any such information or access to the extent that such information or access would cause the Company to violate any Applicable Law, legal privilege or legal obligations, including confidentiality restrictions, applicable to it; provided, further, however, that the Company shall use its reasonable efforts to obtain any necessary consents in order to provide Nortel Networks with any information or access that the Company is not required to provide because of contractual restrictions by which it is bound. After the Closing, the Company shall provide Nortel Networks with sixty (60) days prior written notice of any disposition, transfer or destruction of any of the Company's financial or accounting books and records relating to the Nortel Networks Business, and the Company shall provide Nortel Networks a reasonable opportunity to copy such books and records prior to any such disposition, transfer or destruction.

         Section 5.03. Confidentiality. (a) Each party shall treat as confidential all Confidential Information furnished by the other party (the "Disclosing Party") to such receiving party (the "Recipient Party") or its directors, officers, employees, agents, advisors or Affiliates or representatives of its agents, advisors or Affiliates (each of the foregoing, other than the Recipient Party, a "Representative"), whether furnished before or after the date of this Agreement, regardless of the form in which such Confidential Information is communicated or maintained, and all notes, reports, analyses, compilations, studies, files or other documents or material, whether prepared by the Recipient Party or others, which are based on, contain or otherwise reflect such Confidential Information; provided that after the Closing the Company shall not be required to treat as confidential, information primarily relating to the Nortel Networks Business which would otherwise be deemed as Confidential Information. Furthermore, Nortel Networks agrees that after the Closing all Confidential Information comprised within the Assets constitutes Confidential Information of the Company, and Nortel Networks agrees to treat such information as confidential. Notwithstanding the foregoing, the Recipient Party and its Representatives shall not be required to treat as confidential, subject to any limitations in any of the Ancillary Agreements to which the Recipient Party is a party, information that (i) is or becomes available to the public lawfully, other than as a result of a disclosure by the Recipient Party or a Representative of the Recipient Party in breach of this
Section 5.03; (ii) was available to the Recipient Party or a Representative of the Recipient Party, or has become available to the Recipient Party or a Representative of the Recipient Party, on a non-confidential basis from a source other than the Disclosing Party or its Representatives, provided that the source of such information was not bound by a confidentiality agreement with the Disclosing Party or any of its Representatives with respect to such material, or otherwise prohibited from transmitting the information to the Recipient Party or such Representative of the Recipient Party by a contractual, legal or fiduciary obligation; and (iii) the Recipient Party or a Representative of the Recipient Party independently developed without reference to Confidential Information or any derivative thereof. A Party may disclose Confidential Information if required of such Party under Applicable Law; provided that the Recipient Party shall have disclosed only to the extent required by such Applicable Law, shall have promptly notified the Disclosing Party of any effort to compel disclosure prior to any such disclosure, and reasonably cooperates and assists with the Disclosing Party's lawful attempts to prevent disclosure and/or obtain a protective order.

         (b) Notwithstanding anything previously stated to either party by the other party or included in any agreement between the parties, either party (and each employee, representative, or other agent of either party) may disclose to any and all Persons, without any limitation, the tax treatment and tax structure of this transaction, as well as materials detailing the tax treatment and tax structure. However, specific details of the transaction not necessary to an understanding of the tax treatment and tax structure shall not be disclosed, including descriptions of the Assets and the identity of the parties involved.

         Section 5.04. Regulatory and Other Authorizations; Consents. (a) Each party hereto shall use commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. The parties hereto will not take any action that would have the effect of delaying, impairing or impeding the receipt of any required approvals or the satisfaction of any condition in Article VIII.

         (b) If required by Applicable Law, the Company and Nortel Networks, as applicable, each agrees to make, or cause its Affiliates to make, any filings or applications required under such Applicable Law with respect to the transactions contemplated hereby within five (5) Business Days after the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to such Applicable Law.

         Section 5.05. Bulk Sales. The Company hereby waives compliance by Nortel Networks and the Nortel Contributing Entities with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the contribution of the Nortel Networks Business to the Company. Nortel Networks shall indemnify and hold harmless the Company against any and all Liabilities that may be asserted by third parties against the Company as a result of noncompliance by Nortel Networks or any Nortel Contributing Entity with any such bulk transfer law.

         Section 5.06. Risk of Loss. Any risk of loss or damage to the Assets shall be borne by Nortel Networks prior to the Effective Time. At the Effective Time, title to the Assets and risk of loss or damage shall be deemed to have passed to the Company.

         Section 5.07. Certain Services and Benefits Provided by Affiliates. The Company acknowledges that the Nortel Networks Business receives from Nortel Networks and its Affiliates certain administrative and corporate services and benefits, including: computer and information processing services; finance, accounting and payroll services; facilities management services, treasury services (including banking, insurance, administration, taxation and internal audit); general administrative services; executive and management services; legal services; and human resources services. The Company further acknowledges that, except as otherwise expressly provided in the Ancillary Agreements, all such services and benefits shall cease, and any agreement in respect thereof shall terminate, as of the Closing Date.

         Section 5.08. Further Action. (a) Until the Closing, the parties shall use their best efforts to cause and facilitate the prompt satisfaction of all conditions in Article VIII.

         (b) From and after the Closing Date, all of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement, the Parent Agreement and the Ancillary Agreements and give effect to the transactions contemplated hereby and thereby. Without limiting the foregoing, from and after the Closing (i) Nortel Networks shall (and shall cause the Nortel Contributing Entities to) do all things necessary, proper or advisable under Applicable Law as requested by the Company to put the Company in effective possession, ownership and control of the Assets, and the Company shall cooperate with Nortel Networks for such purpose and (ii) the Company shall do all things necessary, proper and advisable under Applicable Law as requested by Nortel Networks (A) to put Nortel Networks (or such other Person as Nortel Networks shall indicate) in effective possession, ownership and control of all assets not included within the Assets and (B) to assure that the Company, rather than Nortel Networks or any Nortel Contributing Entity, is the obligor in respect of all Assumed Liabilities, and Nortel Networks shall cooperate with the Company for such purposes. The Company shall, upon the request of Nortel Networks, make the Transferring Employees available and cooperate in all respects with Nortel Networks and its Affiliates in the preparation for, or defense of, any lawsuit, arbitration or other Action (whether disclosed or not disclosed in the NNI Disclosure Schedule) filed or claimed by or against Nortel Networks, its Affiliates, agents, directors, officers and employees, whether currently pending or asserted in the future, concerning the operation or conduct of the Nortel Networks Business prior to the Closing Date (including by making Transferring Employees available to provide information and discovery documentation, take depositions and testify); provided, however, that Nortel Networks shall reimburse the Company for all costs that it shall incur under this sentence (including all costs relating to the loss of the services of any Transferring Employee for any period of time), and such availability of Transferring Employees shall not materially interfere with their responsibilities to the Company. Nortel Networks shall, upon the request of the Company, make its employees available and cooperate in all respects with the Company and its Affiliates in the preparation for, or defense of, any lawsuit, arbitration or other Action (whether disclosed or not disclosed in the Company Disclosure Schedule) filed or claimed by or against the Company, its Affiliates, agents, directors, officers and employees, whether currently pending or asserted in the future, concerning the operation of the Nortel Networks Business prior to the Closing Date, the Nortel Networks Contracts, the Products, the Assets, the Transferred Intellectual Property or the Licensed Intellectual Property (including by making such employees available to provide information and discovery documentation, take depositions and testify); provided, however, that the Company shall reimburse Nortel Networks for all costs that it shall incur under this sentence (including all costs relating to the loss of the services of any of its employees for any period of time), and such availability of its employees shall not materially interfere with their responsibilities to Nortel Networks.

         Section 5.09. Ancillary Agreements. On the Closing Date, Nortel Networks and the Company shall, Nortel Networks shall cause the Nortel Contributing Entities to, and the Company shall cause VIS and the Company Entities to, execute and deliver each of the Ancillary Agreements to which such entity is a party.

         Section 5.10. Maintenance of Records. (a) Without prejudice to the scope of the Assets, Nortel Networks shall (and shall cause each Nortel Contributing Entity to) (i) for a period of at least three (3) years from the Closing Date, retain, at Nortel Networks' sole expense, all records and documents relating to the Nortel Networks Business or the Assets that have not been transferred at the Closing to the Company, (ii) notify the Company before disposing of any such records and (iii) make available to the Company, at the Company's expense, at reasonable times and upon request therefor, all such records to the extent not so disposed of. For the avoidance of doubt, no records or documents relating to Transferring Employees (other than the Employee Information) shall be subject to this provision.

         (b) The Company shall (i) for a period of at least three (3) years from the Closing Date, retain, at the Company's sole expense, all records and documents relating to the Nortel Networks Business or the Assets transferred at Closing to the Company, (ii) notify Nortel Networks before disposing of any such records and (iii) make available to Nortel Networks, at Nortel Networks' expense, at reasonable times and upon request therefor, all such records to the extent not disposed of.

         Section 5.11. Obtaining Consents. (a) Before, at and after the Closing, Nortel Networks shall use its reasonable efforts to obtain, as soon as practicable, the consent of each Person that is required to transfer to the Company the rights and obligations under each Nortel Networks Contract; provided however, Nortel Networks shall be under no obligation to compromise any right, asset or benefit or to expend any amount or incur any Liability in seeking such consents and the failure to obtain any or all of such consents shall not entitle the Company to terminate this Agreement or not to complete the transactions contemplated hereby.

         (b) At least five (5) Business Days before the Closing, Nortel Networks shall deliver a written notice to the Company setting forth a complete list of the Nortel Networks Contracts in respect of which Nortel Networks has obtained the consent of each Person that is required to transfer to the Company the rights and obligations under each such Nortel Networks Contract (the "Transferred Contracts"). The delivery of such notice shall not relieve any party of its obligations under the first sentence of Section 5.11(a). Nortel Networks and the Company shall cooperate in any lawful arrangement to provide that the Company shall receive all benefits and be responsible for all Liabilities under each Nortel Networks Contract not included among the Transferred Contracts until all necessary consents are obtained and the full transfer thereof is effective. The fact that the transfer of any Asset or the assumption of any Liability requires the consent of a third party shall in no way alter the foregoing rights and responsibilities of the parties. Nothing in this Agreement shall be construed as an attempt to assign or as requiring Nortel Networks or a Nortel Contributing Entity to assign or to cause the assignment of any Nortel Networks Contract which, as a matter of Applicable Law, is not assignable in whole or in part without consent, unless the consent shall have been given.

         Section 5.12. Deletion of Non-Transferred Software. The Company agrees that, following the Closing Date, the Company shall not use any items of Software loaded on the Transferred Equipment as of the Closing Date which is not Business Software, Tangible Software or Transferred Software or which is not licensed under any Ancillary Agreement. The Company shall, as soon as is reasonably practical, and in any event no later than forty-five (45) days following the Closing Date, delete all such non-transferred and non-licensed Software from any of the Transferred Equipment on which it is installed.

         Section 5.13. Equipment Leases. (a) Subject to the receipt of any required consent, Nortel Networks and the Nortel Contributing Entities shall assign and transfer to the

Company the Equipment Leases. If any such consent is not obtained for any Equipment Lease prior to the Closing Date, each of the Company, Nortel Networks, and the Nortel Contributing Entity who is a party thereto shall use commercially reasonable efforts to enter into alternative, lawful arrangements pursuant to which the Company shall, effective as of the Closing, have the benefits and the obligations associated with the Equipment Leases for which no such consent is obtained.

         (b) The Company shall be responsible and shall pay Nortel Networks and the Nortel Contributing Entities for any and all costs and Liabilities arising from the assignment and transfer of the Equipment Leases referred to above.

         Section 5.14. Notice of Certain Events. Until the Closing, each party shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VIII becoming incapable of being satisfied.

         Section 5.15. Nortel Networks Software License. With respect to those Assets identified in Section 1.10(t)(iii) of the NNI Disclosure Schedule, the Company shall comply with, and be subject to, the requirements of the Nortel Networks Lab Software License with respect to such Assets.

         Section 5.16. Supplementary Rights. In the event that Nortel Networks has inadvertently omitted to include in the Transferred Intellectual Property any Trademark, Software, Copyright or Trade Secret that (i) is owned by Nortel Networks or any Nortel Contributing Entity after the Closing Date and (b) is used exclusively in, or exclusively covers, the design, development, manufacture, maintenance, operation or testing of the Products as of the Closing Date, then such omitted Trademark, Software, Copyright or Trade Secret shall nonetheless constitute Transferred Intellectual Property and shall be assigned hereunder.

         Section 5.17. Certain Cash Adjustments. Nortel Networks shall, on the Closing Date, pay to the Company, by wire transfer of immediately available funds to an account designated by the Company, the sum of the following amounts (collectively, the "Cash Adjustment"):

         (a) an amount equal to the base salary for the vacation days accrued and unused as of the Closing Date as set out in Section 3.10(b) of the NNI Disclosure Schedule and updated pursuant to Section 6.01(e) with respect to the US Transferring Employees and the Canadian Transferring Employees whose Employment Transfer Time is on the Closing Date; and

         (b) an amount equal to the customer deposits for maintenance contracts of the Nortel Networks Business collected and outstanding as of the Closing Date.

         Section 5.18. Certain Obligations regarding Licensed IPLA IP. (a) On the Closing Date, Nortel Networks shall deliver, or shall cause Nortel Networks Limited to deliver, to the Company the tangible embodiment of the Software comprised within the Licensed IPLA IP (as such is embodied in or used in or for IPLA Products), including user manuals, specifications, flow charts and source code therefor.

         (b) For a period of one (1) year following the Closing Date, to the extent the Company requires technical assistance in connection with a specific component of Licensed IPLA IP and the Company can identify a then-current employee of Nortel Networks who was directly involved in the development of such component, then Nortel Networks shall provide access to such employee of Nortel Networks; provided, however, that the Company shall reimburse Nortel Networks for all costs that it shall incur under this sentence (including all costs relating to the loss of the services of any of its employees for any period of time), and such availability of its employees shall not materially interfere with their responsibilities to Nortel Networks.

         Section 5.19. Other Marks. Neither Nortel Networks nor any Nortel Contributing Entity makes any representations or warranties with respect to the Other Marks and specifically disclaims any representations and warranties as to the existence, validity or enforceability of the Other Marks and as to any ownership or rights of Nortel Networks or any Nortel Contributing Entity therein. Subject to the first sentence of this Section 5.19, effective as of the Closing Date, Nortel Networks will not, and will cause each Nortel Contributing Entity not to, for a period of three (3) years from the Closing Date, claim any trademark rights in the Other Marks with respect to products substantially similar to the Products or oppose Company's registration of any of the Other Marks in any jurisdiction.

         Section 5.20. Assignment Back. In the event that at any time between the Closing Date and the date of the Option Closing (as defined in the Members' Agreement), the Company becomes a party to a legal proceeding in which it is alleged that a Product Component infringes one or more issued patents of a third party and such third party patents were licensed to Nortel Networks or a Nortel Contributing Entity prior to the Closing Date for use by Nortel Networks under a Patent Cross License, then the Company may, at the Company's sole option, assign for a price of $1.00 (one dollar), and Nortel Networks shall (or shall cause one of its Affiliates to) accept assignment of, those Intellectual Property Rights previously assigned to the Company hereunder that are used in the design, development, manufacture, maintenance, operation and testing of such Product Component (the "Assigned Back IP"); provided, that immediately following such assignment, Nortel Networks (or the applicable Nortel Networks Affiliate) shall grant the Company an exclusive (subject to Section 2.05 of the Intellectual Property License Agreement), sublicenseable, transferable, royalty-free license to use such Assigned Back IP for any purpose. Such license is and will be made on an "as is" basis, and Nortel Networks and each Nortel Contributing Entity hereby expressly disclaim and shall disclaim any and all express and implied warranties of any kind, including, without limitation, implied warranties of merchantability or fitness for a particular purpose and warranties of validity and non-infringement. For the avoidance of doubt, (a) the only representations and warranties made as to the Assigned Back IP are the representations regarding Nortel Networks' and the Nortel Contributing Entity's use thereof prior to the Closing Date as expressly set forth in Section 3.14 of this Agreement and (b) nothing in this Section 5.20 is intended or shall be implied to be a sublicense of Nortel Networks' or any Nortel Contributing Entity's rights under any Patent Cross License or a representation that the assignment back and license arrangement contemplated by this Section 5.20 shall enable the Company to make the Products after the Closing Date. It is understood that the Company's use of the Assigned Back IP shall be at its sole and exclusive risk and none of Nortel Networks or any Nortel Contributing Entity shall have any liability therefor. The Company shall indemnify and hold harmless the Nortel Indemnified

Parties from and against, and agrees to promptly defend any Nortel Indemnified Party from and reimburse any Nortel Indemnified Party for, any and all Losses which such Nortel Indemnified Party may at any time suffer or incur, or become subject to, as a result of the transactions contemplated by this Section 5.20 or the Company's use or licensing of any Assigned Back IP.

         Section 5.21. License Agreements. To the extent that Nortel Networks holds any license or other contractual rights in or to any of the Licensed Intellectual Property, such license or contractual rights shall, upon the Effective Time, be subject to the rights granted to the Company under the License Agreements to the same extent as if Nortel Networks had been a party to each of the License Agreements. Nortel Networks shall be subject to all of the restrictions set forth in the License Agreements to the same extent as Nortel Networks Limited.

         Section 5.22. Company Entities. If either of the Company Entities is not a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation as of the date hereof, the Company shall take any and all actions necessary to cause each such Company Entity to be duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation prior to the Closing Date.

                                   Article VI

                                EMPLOYEE MATTERS

         Section 6.01. Employee Matters. (a) The Company agrees to comply, and to cause any of its Subsidiaries or, with respect to Mexico Employees, any payroll service who may employ any of the Business Employees on or after the Closing Date to comply, with the provisions set forth in Exhibit D, including Exhibit D-1 et seq. and all schedules thereto (collectively, "Exhibit D"), with regard to the treatment of the Business Employees.

         (b) Nortel Networks and the Company agree as to certain employment and employee benefit matters, including the allocation of responsibility for certain associated liabilities, as set forth in Exhibit D.

         (c) Nortel Networks shall not, and shall cause the Nortel Contributing Entities to not, without the prior written consent of the Company, for the two
(2) year period following the Closing, directly or indirectly through any third Person, solicit for employment or engagement or hire or engage, any Business Employee, who is offered and rejects employment or continued employment, as applicable, with the Company or the relevant Company Entity pursuant to this Agreement, or any of the Transferring Employees who continue employment with or voluntarily terminate employment with the Company or its Subsidiaries; provided, however, that nothing in this clause (c) shall prevent Nortel Networks or the Nortel Contributing Entities, whether directly or indirectly through any third Person, from (x) conducting generalized searches that are not focused on such individuals or (y) hiring or engaging such individuals identified through such generalized searches, and provided further that, notwithstanding the foregoing, during the two (2) year period following the Closing the Mexican Nortel Contributing Entity shall be permitted to solicit for employment or engagement or hire or engage, either directly or indirectly, any Mexico Employee who refuses to voluntarily resign employment from the Mexican Nortel Contributing Entity as of the Mexican Hire Date.

         (d) For a period of two (2) years following the Closing, the Company shall not, and shall cause its Subsidiaries to not, directly or indirectly through any third Person, except with Nortel Networks' prior written consent, solicit for employment or engagement or hire or engage any of the employees of Nortel Networks or the Nortel Contributing Entities who continue employment with or voluntarily terminate employment with Nortel Networks or the Nortel Contributing Entities, as applicable, any Business Employees who are offered and reject employment or continued employment with the Company or the relevant Company Entity pursuant to this Agreement or any Mexico Employees who refuse to voluntarily resign employment from the Mexican Nortel Contributing Entity as of the Mexican Hire Date. Notwithstanding the foregoing, nothing in this Section 6.01(d) shall prevent the Company or any of its Subsidiaries, whether directly or indirectly through any third Person, from (i) conducting generalized searches that are not focused on such employees or former employees of Nortel Networks or the Nortel Contributing Entities or (ii) hiring or engaging such employees or former employees of Nortel Networks or the Nortel Contributing Entities identified through such generalized searches; provided that, notwithstanding the foregoing, during the two (2) year period following the Closing, neither the Company nor any of its Subsidiaries may, either directly or indirectly through any third Person hire or engage any Mexico Employees who refuse to voluntarily resign employment from the Mexican Nortel Contributing Entity as of the Mexican Hire Date, whether such employees are identified through generalized searches or otherwise.

         (e) Not less than two (2) Business Days prior to the Closing Date, Nortel Networks shall provide the Company with an updated version of Section 3.10(b) to the NNI Disclosure Schedule reflecting any changes in the data therein that have or will have occurred between the date hereof and the Closing.

                                   Article VII

                                   TAX MATTERS

         Section 7.01. Tax Matters. (a) Nortel Networks and the Company agree that the Purchase Price is exclusive of any Transfer Taxes. The Company shall pay directly to the appropriate taxing authority, within the time specified therefore, all applicable Transfer Taxes payable in connection with the transactions contemplated in this Agreement, provided that, if any such Transfer Taxes are required to be collected, remitted or paid by Nortel Networks or any Nortel Contributing Entity or any agent thereof (as requested by Nortel Networks or any Nortel Contributing Entity), the Company shall pay such Transfer Taxes to Nortel Networks, any Nortel Contributing Entity or any such agent, as applicable, at the Closing or thereafter, as applicable, as requested of or by Nortel Networks. The Company shall complete and execute resale or other exemption certificates with respect to the inventory items sold hereunder and shall provide Nortel Networks with an executed copy thereof. The Company shall prepare such certificates in a form that meets the legal requirements of the states, localities or other taxing jurisdictions in which the inventory is located.

         (b) Nortel Networks and the Company agree to treat all payments made either to or for the benefit of the other under any indemnity provisions of this Agreement and for any misrepresentations or breach of warranty or covenants as adjustments to the Purchase Price for

Tax purposes and that such treatment shall govern for purposes hereof, including adjustments to the capital accounts as appropriate.

         (c) Subject to Section 7.01(a) of this Agreement, (i) Nortel Networks and the Nortel Contributing Entities, as the case may be, shall bear all Taxes of any kind relating to the Assets or the conduct or operation of the Nortel Networks Business for all Tax periods or portions thereof ending on or before the Closing Date and (ii) the Company or the Members thereof, as appropriate, shall bear all Taxes relating to the Assets or the conduct or operation of the Nortel Networks Business for all Tax periods or portions thereof beginning after the Closing Date.

         (d) For purposes of this Agreement, any real property, sales, use, value added, consumption, goods and services, stock transfer, stamp duties, ad valorem and similar Taxes with respect to the Assets or the conduct or operation of the Nortel Networks Business shall be allocated between portions of a Tax period that includes (but does not end on) the Closing Date (a "Straddle Period") in the following manner: (i) in the case of a Tax imposed in respect of property and that applies ratably to a Straddle Period, the amount of Tax allocable to a portion of the Straddle Period shall be the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the total number of days in such portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period, and
(ii) in the case of sales, value-added and similar transaction-based Taxes with respect to the Assets or the conduct or operation of the Nortel Networks Business (other than Transfer Taxes allocated under Section 7.01(a) of this Agreement), shall be allocated to the portion of the Straddle Period in which the relevant transaction occurred.

         (e) Nortel Networks shall be entitled to any refunds or credits of Taxes relating to the Assets or the Nortel Networks Business for any taxable period (or portion thereof) ending on or prior to the Closing Date. The Company or the Members thereof, as appropriate, shall be entitled to any refunds or credits of Taxes relating to the Assets or the Nortel Networks Business for any taxable period (or portion thereof) beginning after the Closing Date.

         (f) The Company agrees to take all necessary steps to cause the Company Entities to be treated as disregarded entities for U.S. federal income tax purposes as of the date of their formation.

         Section 7.02. Procedure. The Company and Nortel Networks or any Nortel Contributing Entity shall promptly inform each other in writing (within sixty
(60) days after receiving notice thereof or a reasonable earlier time if an earlier response is required by Applicable Law) of any assessment, notice of deficiency, determination, or other equivalent formal notification by a taxing authority of an asserted additional Tax liability in respect of all Taxes indemnified pursuant to the terms of this Agreement, such that the party so informed shall have the maximum amount of time within which to review and/or prepare any required response. Any legal proceedings or any other action by or against Nortel Networks or any Nortel Contributing Entity with respect to such asserted Liability will be under Nortel Networks' or such Nortel Contributing Entity's direction; provided, however, that the Company shall be kept reasonably informed concerning the progress of such legal proceedings or other action.

                                  Article VIII

                              CONDITIONS TO CLOSING

         Section 8.01. Conditions to Obligations of Nortel Networks. The obligations of Nortel Networks to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

         (a) Representations and Warranties; Covenants. (i) Each of the representations and warranties of the Company contained in Article IV (disregarding all references to materiality and Material Adverse Effect) shall be true and correct (A) as of the Closing Date as though restated on and as of such date or (B) if made as of a date specified therein, as of such date, except for any inaccuracies that, taken in the aggregate, would not have a Material Adverse Effect on the Company; provided, however, that the representations and warranties of the Company contained in Section 4.04 and Section 4.17 shall be true and correct, and the representations and warranties of the Company contained in Section 4.05 shall be true and correct in all material respects. Nortel Networks shall have received a certificate from the Company signed by a duly authorized officer of the Company to the foregoing effect.

         (ii) Each of the representations and warranties of VIS contained in the Parent Agreement (disregarding all references to materiality and Material Adverse Effect) shall be true and correct (A) as of the Closing Date as though restated on and as of such date or (B) if made as of a date specified therein, as of such date, except for any inaccuracies that, taken in the aggregate, would not have a Material Adverse Effect on VIS; provided, however, that the representations and warranties of VIS contained in Section 2.04 of the Parent Agreement shall be true and correct. Nortel Networks shall have received a certificate from VIS signed by a duly authorized officer of VIS to the foregoing effect.

         (iii) The covenants, obligations, conditions and agreements contained in this Agreement to be complied with by the Company on or before the Closing shall have been complied with in all material respects, except that the Company shall have complied in all respects with its obligations under
     Article II hereof, and Nortel Networks shall have received a certificate from the Company signed by a duly authorized officer of the Company to the foregoing effect.

         (iv) The covenants, obligations, conditions and agreements contained in the Parent Agreement to be complied with by VIS on or before the Closing shall have been complied with in all material respects, and Nortel Networks shall have received a certificate from VIS signed by a duly authorized officer of VIS to the foregoing effect.

         (b) Competition and Antitrust. Any waiting period under Applicable Law relating to competition or antitrust in connection with the transactions contemplated hereby shall have expired or shall have been terminated. All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of other waiting periods imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed or shall have occurred.

         (c) No Governmental Order. There shall be no Governmental Order in existence that prohibits the transactions contemplated by this Agreement or renders it unlawful to consummate such transactions.

         (d) Ancillary Agreements. Each of VIS, the Company and the Company Entities shall have executed and delivered to Nortel Networks each of the Ancillary Agreements to which it is a party.

         (e) Company Entities. The Company shall have complied with all of its obligations in Section 5.22.

         Section 8.02. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

         (a) Representations and Warranties; Covenants. (i) Each of the representations and warranties of Nortel Networks contained in Article III (disregarding all references to materiality and Material Adverse Effect) shall be true and correct (A) as of the Closing Date as though restated on and as of such date or (B) if made as of a date specified therein, as of such date, except for any inaccuracies that, taken in the aggregate, would not have a Material Adverse Effect on the Nortel Networks Business; provided, however, that the representations and warranties of Nortel Networks contained in Section 3.05(a) and 3.09(b) shall be true and correct in all respects, and the representations and warranties of Nortel Networks contained in Section 3.04(a) shall be true and correct in all material respects. The Company shall have received a certificate from Nortel Networks signed by a duly authorized officer to the foregoing effect.

         (ii) The covenants, obligations, conditions and agreements contained in this Agreement to be complied with by Nortel Networks on or before the Closing shall have been complied with in all material respects, and the Company shall have received a certificate from Nortel Networks signed by a duly authorized officer to the foregoing effect.

         (b) Competition and Antitrust. Any waiting period under Applicable Law relating to competition or antitrust in connection with the transactions contemplated hereby shall have expired or shall have been terminated. All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of other waiting periods imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed or shall have occurred.

         (c) No Governmental Order. There shall be no Governmental Order in existence that prohibits the transactions contemplated by this Agreement or renders it unlawful to consummate such transactions.

         (d) Ancillary Agreements. Nortel Networks and each of the Nortel Contributing Entities shall have executed and delivered to the Company each of the Ancillary Agreements to which they are a party.

         (e) Cash Adjustment. Nortel Networks shall have paid to the Company the Cash Adjustment.

                                   Article IX

                             TERMINATION AND WAIVER

         Section 9.01. Termination. This Agreement may be terminated at any time prior to the Closing (except as limited as to time in paragraph (b) below):

         (a) by the mutual written consent of Nortel Networks and the Company;

         (b) by Nortel Networks or the Company, if the Closing shall not have occurred prior to August 31, 2004 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

         (c) by Nortel Networks in the event a condition set forth in Section
8.01 becomes incapable of being fulfilled; or

         (d) by the Company in the event a condition set forth in Section 8.02 becomes incapable of being fulfilled.

         Section 9.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no Liability on the part of any party hereto, except (a) as set forth in Section 5.03 and Section 11.02 and (b) nothing herein shall relieve either party from Liability for any breach hereof or failure to perform hereunder.

         Section 9.03. Waiver. At any time prior to the Closing, any party may
(a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

                                   Article X

                                 INDEMNIFICATION

         Section 10.01. Indemnification by the Company. (a) After the Closing, the Company shall indemnify and hold harmless Nortel Networks, its Affiliates and their respective directors, officers, employees, consultants, shareholders, agents and representatives, and all successors and assigns of the foregoing (collectively, the "Nortel Indemnified Parties") from and against, and agrees to promptly defend any Nortel Indemnified Party from and reimburse any Nortel Indemnified Party for, any and all losses, damages, costs, expenses, Liabilities, obligations and claims of any kind (including any Action brought by any Governmental

Authority or Person and including reasonable attorneys' fees and other legal costs and expenses reasonably incurred) (collectively, "Losses"), which such Nortel Indemnified Party may at any time suffer or incur, or become subject to, as a result of:

         (i) the inaccuracy of any representations or warranties made by the Company in or pursuant to this Agreement or in the certificates delivered pursuant to Section 8.01(a)(i) or (a)(iii);

         (ii) any failure by the Company or a Company Entity to carry out, perform, satisfy and discharge any of the Company's or any Company Entity's covenants, agreements, undertakings, Liabilities or obligations under this Agreement or the Ancillary Agreements to which it is a party (other than the Subcontract Agreement, the Relationship Agreement, the General Supply Agreement, the IWS/MWS Software License Agreement, the Transition Services Agreement and the Real Estate License Agreements);

         (iii) any Assumed Liabilities;

         (iv) any amounts for which the Company is liable under Article VII; and

         (v) the Company's or any of its Affiliates' or sublicensees' exercise of its rights granted under any License Agreement, Licensee's (as defined in the applicable License Agreement) or any of its Affiliates' or sublicensees' use of any Licensed Intellectual Property and Licensee's or any of its Affiliates' or sublicensees' use or other disposition of any product incorporating any Licensed Intellectual Property; provided that the Company shall have no obligation to indemnify under this Section 10.01(a)(v) if such Loss is covered by clause (f) of the definition of "Retained Liabilities."

         (b) The parties hereby agree that any amount payable by the Company pursuant to Section 10.01(a)(i) hereof, or Section 10.01(a)(ii) hereof with respect to obligations to be performed prior to the Closing, shall be equal to the product of (i) such amount without regard to this Section 10.01(b), multiplied by (ii) a fraction, the numerator of which shall be one, and the denominator of which shall be one minus the percentage representing the aggregate percentage of all Membership Interests, on a fully-diluted basis, represented by the Membership Interests held by Nortel Networks and its Affiliates, determined in each case at the time such payment is made by the Company.

         Section 10.02. Indemnification by Nortel Networks. After the Closing, Nortel Networks shall indemnify and hold harmless the Company, its Affiliates and their respective directors, officers, employees, consultants, shareholders, agents and representatives, and all successors and assigns of the foregoing (collectively, the "Company Indemnified Parties") from and against, and agrees to promptly defend any Company Indemnified Party from and reimburse any Company Indemnified Party for, any and all Losses which such Company Indemnified Party may at any time suffer or incur, or become subject to, as a result of:

         (a) the breach of any representations or warranties made by Nortel Networks in or pursuant to this Agreement or in the certificates delivered pursuant to Section 8.02(a)(i) or (a)(ii);

         (b) any failure by Nortel Networks or a Nortel Contributing Entity to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, Liabilities or obligations under this Agreement, the Parent Agreement or the Ancillary Agreements to which it is a party (other than the Subcontract Agreement, the Relationship Agreement, the General Supply Agreement, the IWS/MWS Software License Agreement, the Transition Services Agreement and the Real Estate License Agreements);

         (c) any Retained Liabilities;

         (d) any amounts for which Nortel Networks is liable under Article VII; and

         (e) Nortel Networks' or any of its Affiliates' or sublicensees' exercise of its rights granted by the Company under any License Agreement, Nortel Networks' or any of its Affiliates' or sublicensees' use of any Intellectual Property Rights licensed to it by the Company under any License Agreement and Nortel Networks' or any of its Affiliates' or sublicensees' use or other disposition of any product incorporating any such Intellectual Property Rights; provided that Nortel Networks shall have no obligation to indemnify under this Section 10.02 if such Loss is covered by Section 10.01(a)(v); and provided, further, that, for the avoidance of doubt, Nortel Networks shall have no obligation to indemnify any Company Indemnified Party for any Loss arising from the sale or transfer of any product incorporating such Intellectual Property Rights that is supplied or provided to Nortel Networks or any of its Affiliates or sublicensees by the Company or any Person acting on the Company's behalf.

         Section 10.03. Limitations on Indemnification. Notwithstanding any other provision to the contrary:

         (a) Subject to the last sentence of this paragraph, the Company shall have no Liability for Losses under Section 10.01(a)(i) or (ii), and no claim for indemnification of such Losses shall be made under this Article X, unless (i) the Losses associated with each such claim exceed $20,000 and (ii) until the aggregate of all such claims for Losses that the Company would, but for this
Section 10.03(a), have under Section 10.01(a)(i) and (ii) exceeds an amount equal to $2,000,000, in which case the Indemnified Party (as defined below) shall be entitled to be indemnified for all such Losses, and not merely the excess; provided, however, that any Losses in connection with the breach by the Company or any Company Entity, as applicable, of its representations, warranties or covenants in Section 4.01, Section 4.04, Section 4.12(b)(i) or (ii), Section 4.17, Section 4.18, Section 6.01(a) or (b), Exhibit D, the Employee Loan Agreement or the Subcontract Agreement shall not be subject to the limitation described above. Notwithstanding the foregoing, any claims for indemnification of Losses brought by any Nortel Indemnified Party under the Parent Agreement shall be used in order to determine whether any claims for Losses brought under
Section 10.01(a)(i) or (ii) exceed the $2,000,000 threshold referred to before the proviso in the immediately preceding sentence.

         (b) Nortel Networks shall have no Liability for Losses under Section 10.02(a) or (b), and no claim for indemnification of such Losses shall be made under this Article X, unless (i) the Losses associated with each such claim exceed $20,000 and (ii) until the aggregate of all such claims for Losses that Nortel Networks would, but for this Section 10.03(b), have under Section 10.02(a) and (b) exceeds an amount equal to $2,000,000, in which case the Indemnified

Party shall be entitled to be indemnified for all such Losses, and not merely the excess; provided, however, that any Losses in connection with the breach by Nortel Networks or any Nortel Contributing Entity, as applicable, of its representations, warranties or covenants in Section 3.01, Section 3.09(b),
Section 6.01(a) or (b), Exhibit D, the Employee Loan Agreement or the Subcontract Agreement shall not be subject to the limitation described above.

         (c) For purposes of determining whether any Indemnified Party shall be entitled to indemnification under Section 10.01 or 10.02, as applicable, for breach of a representation, warranty or covenant, the use of the terms "material," "material adverse effect" or "in all material respects" (or words of similar effect) shall be disregarded and any and all claims for such indemnification shall be determined as if no such terms were present in such representation, warranty or covenant.

         Section 10.04. Notification of Claims. (a) A party entitled to be indemnified pursuant to Section 10.01 or 10.02 (the "Indemnified Party") shall promptly notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement; provided, however, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under such Section, except to the extent that the Indemnifying Party is actually prejudiced by the failure to give such notice.

         (b) The Indemnifying Party shall have the right to, and at the request of the Indemnified Party shall, assume the defense of any such claim or demand asserted against the Indemnified Party and to employ counsel reasonably acceptable to the Indemnified Party to defend any such claim; provided that such counsel has no conflict of interest. The Indemnified Party shall have the right to participate in (but not control) the defense of any such claim or demand at its own expense. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 10.04(a), of its election to defend in good faith any such third-party claim or demand. The Indemnified Party shall make available to the Indemnifying Party or its agents, all records and other material in the Indemnified Party's possession reasonably required by the Indemnifying Party for its use in contesting any third-party claim or demand. The Indemnifying Party shall not settle or compromise any such claim or demand unless (i) the Indemnified Party consents, (ii) the Indemnified Party is given a full and complete release of any and all Liability by all relevant Persons relating thereto or (iii) the settlement or compromise would only give rise to the payment of monetary damages and such settlement or compromise includes no admission or concession of culpability or wrongdoing by the Indemnified Party. In the event of any conflict between the terms of this
Section 10.04 and the terms of Section 7.02, the terms of Section 7.02 shall govern.

         (c) Provided that proper notice is duly given, if the Indemnifying Party shall fail promptly and diligently to assume the defense thereof within 30 days of receipt of such notice, then the Indemnified Party may respond to, contest and defend against such Action and may make in good faith any compromise or settlement with respect thereto, and recover from the Indemnifying Party the entire cost and expense thereof including, without limitation, reasonable attorneys' fees and disbursements and all amounts paid or forgone as a result of such action, and the settlement or compromise thereof.

         (d) The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or loss, liability, obligation, damage or expense is actually suffered or incurred, unless the Indemnifying Party puts forward a good faith defense to its indemnity obligation, in which case, such payment shall be deferred until the resolution of the conflict over the Indemnifying Party's obligation to indemnify, either by agreement of the parties or by final, non-appealable judgment of a court of competent jurisdiction.

         Section 10.05. Exclusive Remedies. Other than for fraud or intentional misconduct, from and after the Closing, the indemnification provisions of
Article X shall be the sole and exclusive remedies of the Company and Nortel Networks, respectively, for the recovery of monetary damages with respect to any breach of the representations or warranties herein or nonperformance of any covenants and agreements herein; provided, however, that nothing in this Agreement, the Parent Agreement or any of the Ancillary Agreements shall be deemed to limit (or adversely affect) in any manner any right or remedy of any Indemnified Party regarding specific performance or non-monetary damages under this Agreement, the Parent Agreement or any of the Ancillary Agreements.

         Section 10.06. No Special Damages. None of the Indemnified Parties shall be entitled to any recovery under this Agreement for its or its Affiliates' own special, indirect or consequential damages (including loss of profits) or for punitive damages.

                                   Article XI

                               GENERAL PROVISIONS

         Section 11.01. Survival. The representations and warranties of Nortel Networks and the Company contained in or made pursuant to this Agreement, the Parent Agreement and the Ancillary Agreements shall terminate at the Closing, except that (i) the representations and warranties made in Article III and
Article IV shall survive in full force and effect for a period of two (2) years after the Closing Date and (ii) the representations and warranties made in
Section 3.01, Section 3.09(b), Section 3.10, Section 3.11, Section 4.01, Section 4.12, Section 4.13, Section 4.18 or Article VII shall survive in full force and effect until the expiration of any applicable statutory limitation period (giving effect to any waiver, mitigation or extension thereof). The covenants, agreements, undertakings, Liabilities and obligations of Nortel Networks and the Company contained in or made pursuant to this Agreement, the Parent Agreement and the Ancillary Agreements for which indemnification is available hereunder shall terminate two (2) years after the date as of which such covenant is to be performed in full, except that any covenant, agreement, undertaking, Liability or obligation in Article VII or any such Ancillary Agreement to be performed after the Closing shall survive in full force and effect until the expiration of any applicable statutory limitation period (giving effect to any waiver, mitigation or extension thereof). Any claim for indemnification in respect of a breach of representation, warranty or covenant hereunder must be made during the survival period thereof.

         Section 11.02. Expenses. Except as otherwise provided, the parties shall bear their respective direct and indirect expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby.

         Section 11.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

         (a) if to Nortel Networks:

                Nortel Networks Inc.
                8200 Dixie Road, Suite 100
                Brampton, Ontario, Canada L6T 5P6
                Facsimile: (905) 863- 8386
                Attention: Secretary

                and a copy to:

                Cleary, Gottlieb, Steen & Hamilton
                One Liberty Plaza
                New York, NY 10006
                Facsimile: (212) 225-3999
                Attention:  Paul J. Shim, Esq.

         (b) if to the Company:

                Volt Delta Resources, LLC
                560 Lexington Avenue
                New York, NY  10022
                Facsimile: (212) 704-2417
                Attention:  William Shaw and Howard B. Weinreich, Esq.

                with a copy to:

                Jenkens & Gilchrist Parker Chapin LLP
                405 Lexington Avenue
                New York, NY  10174
                Facsimile: (212) 704-6288
                Attention:  Lloyd Frank, Esq. and Lawrence M. Levinson, Esq.

         Section 11.04. Public Announcements. Except as may be required by Applicable Law or stock exchange rules, no party to this Agreement shall make any public announcements, including announcements to any employees of the parties or their Affiliates, in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to the other party and the parties shall cooperate as to the timing and contents of any such announcement.

         Section 11.05. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 11.06. Disclosure Schedules. Any disclosure with respect to a particular Section of this Agreement, the NNI Disclosure Schedule or the Company Disclosure Schedule, as the case may be, shall be deemed to be disclosure for other Sections of this Agreement, the NNI Disclosure Schedule or the Company Disclosure Schedule, as the case may be, to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other Section of this Agreement, the NNI Disclosure Schedule or the Company Disclosure Schedule, as the case may be.

         Section 11.07. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not fundamentally changed. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

         Section 11.08. Entire Agreement. This Agreement, together with the Parent Agreement, the Ancillary Agreements and the Confidentiality Agreements, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Nortel Networks, VIS and the Company with respect to the subject matter hereof. Notwithstanding any other provision of this Agreement, the Parent Agreement or any Ancillary Agreement, this Agreement, the Parent Agreement and all Ancillary Agreements represent a single transaction, which is to be implemented by the parties and their respective Subsidiaries and Affiliates that are party to the Parent Agreement and the Ancillary Agreements. Without limiting the generality of the foregoing, (i) each of, the Parent Agreement and the Ancillary Agreements has been negotiated and concluded in furtherance of, and in order to give full effect to, the single transaction contemplated by this Agreement; and (ii) the covenants, agreements, undertakings, Liabilities and obligations of each party or any of its Subsidiaries or Affiliates in, the Parent Agreement and each Ancillary Agreement have been negotiated and concluded in the light of the covenants, agreements, undertakings, Liabilities and obligations set out in the Parent Agreement and all of the other Ancillary Agreements. Accordingly, the alteration or termination of one or more but not all of the Parent Agreement and the Ancillary Agreements by any Governmental Authority under Applicable Law (including the United States Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada) and the Companies' Creditors Arrangement Act (Canada)) shall have the effect of rendering the single transaction in this Agreement, the Parent Agreement and all of the Ancillary Agreements null and void and without effect. Nothing herein contemplated however shall be interpreted so as to mean that a party to any of this Agreement, the Parent

Agreement or the Ancillary Agreements is carrying on or transacting business in any jurisdiction where it is not otherwise considered to be carrying on or conducting business within the meaning of Applicable Law of such jurisdiction.

         Section 11.09. Assignment. No party may transfer any of its rights or obligations hereunder. Any transfer in violation of this Section 11.09 shall be null and void.

         Section 11.10. No Third-Party Beneficiaries. Except as provided in
Article X, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         Section 11.11. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

         Section 11.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Applicable Law of the State of New York without regard to its conflicts of law principles. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in a New York state or federal court sitting in the County of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably agree to the laying of venue in such courts and waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

         Section 11.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be as effective as delivery of a manually executed counterpart of this Agreement.

         Section 11.14. No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

         Section 11.15. Specific Performance. The parties hereto agree that irreparable damage would occur if any of the provisions of Section 5.03 of this Agreement were not performed in accordance with their specific terms or otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 5.03 of this Agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which they are entitled at law or in equity.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                           NORTEL NETWORKS INC.


                                           By: /s/ Gayle Lanier
                                               ---------------------------------
                                               Name:  Gayle Lanier
                                               Title: General Manager, TDM and
                                                      DOS Portfolios




                                           VOLT DELTA RESOURCES, LLC


                                           By: /s/ William Shaw
                                               ---------------------------------
                                               Name:  William Shaw
                                               Title: Chairman



                                           By: /s/ Howard B. Weinreich
                                               ---------------------------------
                                               Name:  Howard B. Weinreich
                                               Title: Vice President